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                                OFFER AGREEMENT

                                 BY AND BETWEEN

                            HEWLETT-PACKARD COMPANY

                                      AND

                                  INDIGO N.V.

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                               TABLE OF CONTENTS

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   ARTICLE I     THE OFFER...................................................      1

           1.1   The Offer...................................................      1
           1.2   Company Actions.............................................      4
           1.3   Company Boards and Committees...............................      6
           1.4   Stock Options; Warrants; Employee Stock Purchase Plans......      6
           1.5   Required Withholding........................................      6
           1.6   No Liability................................................      6

 ARTICLE II      POST CLOSING REORGANIZATION.................................      6

           2.1   Restructuring...............................................      6
           2.2   Co-operation of the Company.................................      7

ARTICLE III      REPRESENTATIONS AND WARRANTIES OF COMPANY...................      7

           3.1   Organization and Qualification; Subsidiaries................      7
           3.2   Articles of Association.....................................      8
           3.3   Capitalization..............................................      8
           3.4   Authority Relative to this Agreement........................     10
           3.5   No Conflict; Required Filings and Consents..................     10
           3.6   Compliance; Permits.........................................     11
           3.7   SEC Filings; Financial Statements...........................     12
           3.8   No Undisclosed Liabilities..................................     12
           3.9   Absence of Certain Changes or Events........................     12
           3.10  Absence of Litigation.......................................     13
           3.11  Employee Matters and Benefit Plans..........................     13
           3.12  Restrictions on Business Activities.........................     17
           3.13  Title to Property...........................................     18
           3.14  Taxes.......................................................     18
           3.15  Brokers.....................................................     21
           3.16  Intellectual Property.......................................     21
           3.17  Agreements, Contracts and Commitments.......................     25
           3.18  Opinion of Financial Advisor................................     26
           3.19  Insurance...................................................     26
           3.20  Board Approval..............................................     27
           3.21  Environmental Matters.......................................     27
           3.22  Grants, Incentives and Subsidies............................     28
           3.23  Disclosure..................................................     29

 ARTICLE IV      REPRESENTATIONS AND WARRANTIES OF BUYER.....................     29

           4.1   Organization................................................     29
           4.2   Certificate of Incorporation and Bylaws.....................     30
           4.3   Capitalization..............................................     30
           4.4   Authority Relative to this Agreement........................     30
           4.5   Issuance of Buyer Common Stock..............................     30
           4.6   No Conflict; Required Filings and Consents..................     30
           4.7   SEC Filings; Financial Statements...........................     31
           4.8   Ownership of Company Common Stock...........................     31
           4.9   Absences of Certain Changes or Events.......................     31

   ARTICLE V     INTERIM CONDUCT.............................................     31

           5.1   Conduct of Business by Company..............................     31
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 ARTICLE VI      ADDITIONAL AGREEMENTS.......................................     34

           6.1   Confidentiality; Access to Information......................     34
           6.2   No Solicitation.............................................     34
           6.3   Public Disclosure...........................................     35
           6.4   Commercially Reasonable Efforts; Notification...............     35
           6.5   Third Party Consents........................................     36
           6.6   Stock Options; ESPP; Warrants...............................     36
           6.7   Employment and Employee Benefits............................     38
           6.8   Form S-8....................................................     39
           6.9   Indemnification.............................................     39
           6.10  Regulatory Filings..........................................     39
           6.11  Israeli Approvals...........................................     39
           6.12  Company Shareholder Approval................................     41
           6.13  Inspection of Real Property.................................     41
           6.14  Company Affiliate Agreements................................     41
           6.15  NYSE Listing................................................     41
           6.16  CVR Agreement...............................................     42
           6.17  Consultation................................................     42
           6.18  Registered Intellectual Property Rights.....................     42
           6.19  Company Tender and Voting Agreements........................     42
           6.20  Employee Covenants..........................................     42
           6.21  Approved Enterprise Covenant................................     42
           6.22  Environmental Covenant......................................     42
           6.23  Sale of Company Shares......................................     43
           6.24  Dutch Tax Ruling............................................     43
           6.25  Tax Planning Cooperation....................................     43

ARTICLE VII      TERMINATION, AMENDMENT AND WAIVER...........................     43

           7.1   Termination.................................................     43
           7.2   Notice of Termination; Effect of Termination................     44
           7.3   Fees and Expenses...........................................     44
           7.4   Amendment...................................................     45
           7.5   Extension; Waiver...........................................     45

ARTICLE VIII     GENERAL PROVISIONS..........................................     46

           8.1   Non-Survival of Representations and Warranties..............     46
           8.2   Notices.....................................................     46
           8.3   Counterparts................................................     47
           8.4   Entire Agreement; Third Party Beneficiaries.................     47
           8.5   Severability................................................     47
           8.6   Other Remedies; Specific Performance........................     47
           8.7   Governing Law...............................................     47
           8.8   Rules of Construction.......................................     47
           8.9   Assignment..................................................     47
           8.10  WAIVER OF JURY TRIAL........................................     48

 ARTICLE IX      DEFINITIONS.................................................     48

           9.1   Definitions.................................................     48
           9.2   Miscellaneous...............................................     57
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                              INDEX OF ANNEXES

Annex I         Conditions of the Offer

                             INDEX OF EXHIBITS

Exhibit A       Form of CVR Agreement

Exhibit B-1     Company Tender Agreement

Exhibit B-2     Company Tender and Option Agreement for the Principal
                Company Shareholders

Exhibit C       Company Voting Agreement

Exhibit D       Company Affiliate Agreement

Exhibit E       Form of Amended Articles of Association of the Company
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                                      iii
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                                OFFER AGREEMENT

    THIS OFFER AGREEMENT (this "AGREEMENT") is made and entered into as of September 6, 2001, by and between Hewlett-Packard Company, a Delaware corporation (the "BUYER"), and Indigo N.V., a corporation organized under the laws of The Netherlands (the "COMPANY").

                                    RECITALS

    A. Upon the terms and subject to the conditions set forth in the Agreement, the Buyer and the Company intend to enter into a business combination transaction.

    B. The Company Boards have each (i) determined that the Offer is at a price and on terms that are favorable and fair to and in the best interests of the Company and the Company Shareholders, and (ii) approved the Offer upon the terms and subject to the conditions set forth in this Agreement.

    C. In furtherance thereof, it is proposed that the Buyer or a Subsidiary of the Buyer shall, as promptly as practicable, commence an exchange offer (the "OFFER") to acquire all of the outstanding Company Shares, at a price for each Company Share equal to either (i) the Fixed Offer Price or (ii) the Contingent Price Exchange Ratio plus one CVR (together, the "CONTINGENT OFFER PRICE") (the Fixed Offer Price and the Contingent Offer Price are collectively referred to herein as the "OFFER PRICE"), upon the terms and subject to the conditions set forth in this Agreement.

    D. Also in furtherance thereof, it is proposed that, prior to and following the consummation of the Offer, the Buyer and the Company shall cooperate to accomplish any one or more of the post-closing reorganizations described in
Article II hereof.

    E. The CVR Certificates will be issued pursuant to a Contingent Value Rights Agreement in substantially the form attached hereto as EXHIBIT A (the "CVR AGREEMENT") to be entered into between the Buyer and a trustee mutually agreeable to the Company and the Buyer (the "TRUSTEE").

    F. Concurrently with the execution of this Agreement, as a condition and inducement to the Buyer's willingness to enter into this Agreement, (i) certain officers and directors of the Company are entering into Tender Agreements in substantially the form attached hereto as EXHIBIT B-1, and the Principal Company Shareholders are entering into Tender and Option Agreements in substantially the form attached hereto as EXHIBIT B-2 (collectively, the "COMPANY TENDER AGREEMENTS"), (ii) certain officers and directors of the Company and certain other Company Shareholders are entering into Voting Agreements in substantially the form attached hereto as EXHIBIT C (collectively, the "COMPANY VOTING AGREEMENTS"), (iii) the Company Affiliates are entering into the Company Affiliate Agreements in substantially the form attached hereto as EXHIBIT D (collectively, the "COMPANY AFFILIATE AGREEMENTS"), and (iv) the Buyer and Benzion Landa have entered into a Consulting Agreement (the "CONSULTING AGREEMENT").

    G. The Company and the Buyer intend that the Offer shall constitute a taxable transaction under the Code.

    H. Certain terms used in this Agreement are defined in Article IX hereof.

    NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Company and the Buyer hereby agree as follows:

                                   ARTICLE I
                                   THE OFFER

    1.1  THE OFFER.

    (a) Provided that (i) this Agreement shall not have been terminated in accordance with Section 7.1 and (ii) none of the events set forth in Annex I hereto that would entitle the Buyer not to consummate the Offer shall have occurred and be continuing, as promptly as practicable, the Buyer
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shall (or shall cause a Subsidiary of the Buyer to) commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer for any and all of the Company Shares. In the event that the Buyer shall cause a Subsidiary of the Buyer to commence the Offer, each reference to the Buyer in this Article I and Annex I shall be deemed, where applicable, to refer to such Subsidiary. Each Company Share accepted by the Buyer pursuant to the Offer shall be exchanged for the right to receive the Offer Price from the Buyer. The obligation of the Buyer to accept for payment and to pay for any Company Shares tendered shall be subject only to the satisfaction or waiver of: (i) the condition that there shall be validly tendered in accordance with the terms of the Offer prior to the Expiration Time and not withdrawn a number of Company Shares that, together with the Company Shares then owned by the Buyer and its Subsidiaries, represents at least ninety-five percent (95%) of the Outstanding Company Shares (the "MINIMUM CONDITION"); and (ii) the other conditions set forth in Annex I. The Buyer expressly reserves the right to increase the Offer Price, to waive any of the conditions to the Offer or to make any other changes in the terms and conditions of the Offer; PROVIDED, HOWEVER, that, unless previously approved by the Company in writing, no change may be made that: (1) decreases the Offer Price;
(2) changes the form or combination of consideration to be paid in the Offer;
(3) reduces the number of Company Shares to be purchased in the Offer;
(4) amends the conditions set forth in Annex I to broaden the scope of such conditions, add any additional conditions, or otherwise amend any other material term of the Offer in a manner materially adverse to the Company Shareholders;
(5) extends the Offer, except as provided in Section 1.1(b) or in the next sentence; or (6) amends the Minimum Condition, except as provided in the next sentence. The Buyer expressly reserves the right to amend or waive the Minimum Condition to reduce the percentage of Outstanding Company Shares required to be validly tendered in accordance with the terms of the Offer, PROVIDED that the Buyer shall extend the Offer for a period of not fewer than 10 Business Days after any such amendment or waiver.

    (b) (i) Subject to the terms and conditions of the Offer and this Agreement, the Offer shall expire at midnight, New York City time, on the date that is twenty (20) Business Days after the date the Offer is commenced; PROVIDED, HOWEVER, that, without the consent of the Company Boards, the Buyer may:
(i) from time to time extend the Offer, if at the scheduled expiration date of the Offer any of the conditions to the Offer set forth in Annex I shall not have been satisfied or waived, until such time as such conditions are satisfied or waived; (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer; or (iii) include a subsequent offering period (as such term is defined in Rule 14d-1 under the Exchange Act) to the Offer for a period up to twenty
(20) Business Days. The Buyer agrees that, if any one or more of the conditions to the Offer set forth in Annex I are not satisfied and none of the events set forth in paragraphs (a) through (c) or (f) through (h) of Annex I that would permit the Buyer not to accept tendered Company Shares for payment has occurred, then, PROVIDED that such conditions are reasonably capable of being satisfied in the Buyer's sole judgement, the Buyer shall extend the Offer from time to time for successive extension periods not in excess of 10 Business Days per extension, unless any such condition is no longer reasonably capable of being satisfied in the Buyer's sole judgement or any such event has occurred; PROVIDED, HOWEVER, that in no event shall the Buyer be required to extend the Offer beyond the End Date. Subject to the terms and conditions of the Offer and this Agreement and the satisfaction (or waiver to the extent permitted by this Agreement) of the conditions to the Offer, the Buyer shall accept for payment (the "CLOSING") all Company Shares validly tendered and not withdrawn pursuant to the Offer that the Buyer becomes obligated to accept for payment pursuant to the Offer as soon as practicable after the Expiration Time and shall pay for all such Company Shares promptly after such acceptance.

        (ii) No fraction of a share of Buyer Common Stock will be issued in connection with the payment of the Offer Price upon consummation of the Offer, but in lieu thereof each tendering Company Shareholder who would otherwise be entitled to receive a fraction of a share of Buyer Common Stock (after aggregating all fractional shares of Buyer Common Stock that otherwise would be received by such holder) in the Offer shall receive from the Buyer an amount of cash

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    (rounded to the nearest whole cent), without interest, equal to the product obtained by multiplying such fraction by the closing price of one (1) share of Buyer Common Stock on the first date the Buyer accepts Company Shares for exchange in the Offer, as reported on the NYSE.

    (c) (i) In connection with the Offer, each holder of Company Shares validly tendered and not withdrawn pursuant to the Offer that the Buyer becomes obligated to accept for exchange pursuant to the Offer shall be entitled to elect to receive the Offer Price in respect of such tendered Company Shares in the form of either the Fixed Offer Price or the Contingent Offer Price; PROVIDED, that the letter of transmittal shall require that each holder shall elect either the Fixed Offer Price or the Contingent Offer Price for all Company Shares tendered by such holder. To the extent that a holder has validly tendered Company Shares and not withdrawn them but has not indicated in the transmittal letter whether to elect the Fixed Offer Price or the Contingent Offer Price with respect to such Company Shares tendered, such holder shall be deemed to have elected to receive the Fixed Offer Price for all Company Shares tendered by such holder. Notwithstanding anything in this Agreement to the contrary: (i) the number of Company Shares that the Buyer will be obligated to acquire in exchange for the Fixed Offer Price shall not exceed the Maximum Fixed Price Election Number; and (ii) the number of Company Shares that the Buyer will be obligated to acquire in exchange for the Contingent Offer Price shall not exceed the Maximum Contingent Price Election Number.

        (ii) If the aggregate number of Company Shares that the Buyer would otherwise be obligated to acquire in exchange for the Fixed Offer Price (the "REQUESTED FIXED PRICE AMOUNT") exceeds the Maximum Fixed Price Election Number, each holder who has accepted the Fixed Offer Price shall receive, with respect to each such Company Share (x) such number of shares of Buyer Common Stock equal to the product of (A) the Fixed Offer Price and (B) the Fixed Price Proration Factor, and (y)(1) such additional number of shares of Buyer Common Stock equal to the product of (A), the Contingent Price Exchange Ratio and (B) one minus the Fixed Price Proration Factor and
    (2) such number of CVRs equal to one minus the Fixed Price Proration Factor.

       (iii) If the aggregate number of Company Shares that the Buyer would otherwise be obligated to acquire in exchange for the Contingent Offer Price (the "REQUESTED CONTINGENT PRICE AMOUNT") exceeds the Maximum Contingent Price Election Number, each holder who has accepted the Contingent Offer Price shall receive, with respect to each such Company Share (x)(1) such number of shares of Buyer Common Stock equal to the product of (A) the Contingent Price Exchange Ratio and (B) the Contingent Price Proration Factor, and (2) such number of CVRs equal to the Contingent Price Proration Factor and (y) such additional number of shares of Buyer Common Stock equal to the product of (A) the Fixed Offer Price and (B) one minus the Contingent Price Proration Factor.

        (iv) The Fixed Offer Price, the Contingent Price Exchange Ratio and any other applicable numbers or amounts shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any distribution or dividend of securities convertible into or exchangeable for Buyer Common Stock or Company Shares), extraordinary cash dividend, reorganization, reclassification, combination, exchange of shares or other like change with respect to Buyer Common Stock or Company Shares occurring or having a record date on or after the date hereof and prior to the Closing Time.

        (v) The Exchange Agent shall make all computations as to the allocation and the proration contemplated by this Section 1.1(c), and any such computation shall be conclusive and binding on the Company Shareholders. The Buyer and the Company may agree to make such rules as are consistent with the Offer and this Section 1.1(c) for the implementation of the provisions of this Section 1.1(c) as shall be necessary or desirable to fully effect such provisions.

    (d) As soon as practicable after the date of this Agreement, the Buyer shall prepare and file with the SEC a registration statement on Form S-4 to register the offer and sale of Buyer Common Stock

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and the CVRs pursuant to the Offer (the "REGISTRATION STATEMENT") and, to the
extent the Buyer in its sole discretion determines that it is necessary, a Transaction Statement on Schedule 13E-3 (together with all amendments and supplements thereto, and including all exhibits thereto, the "SCHEDULE 13E-3"). The Company shall execute, and join in the filing of, the Schedule 13E-3, if applicable. The Registration Statement as declared effective by the SEC will include a prospectus containing the information required under Rule 14d-4(b) promulgated under the Exchange Act (the "PROSPECTUS"). As soon as practicable on the date the Offer is commenced, the Buyer shall file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, and including all exhibits thereto, the "SCHEDULE TO") with respect to the Offer and cause the Offer Documents to be disseminated to the Company Shareholders. The Schedule TO shall contain as an exhibit or incorporate by reference the Prospectus (or portions thereof) and forms of the related letter of transmittal and summary advertisement, if any. The Buyer shall cause the Schedule TO, the Schedule 13E-3, if applicable, the Prospectus and all amendments or supplements thereto (which together, with any supplements or amendments thereto, collectively constitute the "OFFER DOCUMENTS") to comply in all material respects with the Exchange Act and the rules and regulations thereunder and other applicable Legal Requirements. The Buyer further agrees that the Offer Documents, on the date first published, sent or given to the Company Shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Buyer with respect to information supplied by the Company or any of the Company Shareholders (other than the Buyer) in writing specifically for inclusion or incorporation by reference in the Offer Documents. The Company agrees that the information provided by the Company or any of the Company Shareholders (other than the Buyer) in writing specifically for inclusion or incorporation by reference in the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the Buyer and the Company shall promptly correct any information provided by it for use in the Registration Statement or the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and the Buyer shall take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to the Company Shareholders, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given reasonable opportunity to review and comment on the Schedule TO, the Schedule 13E-3, if applicable, the Registration Statement and the Offer Documents prior to the filing thereof with the SEC. The Buyer agrees to provide in writing to the Company and its counsel any comments the Buyer or its counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments and shall provide the Company and its counsel with a reasonable opportunity to participate in the response of the Buyer to such comments.

    1.2  COMPANY ACTIONS.

    (a) The Company hereby approves of and consents to the Offer and represents that each of the Company Boards, at meetings duly called and held, have
(i) unanimously determined that this Agreement and the transactions contemplated hereby, including the Offer, are at a price and on terms that are favorable and fair to and in the best interests of the Company and the Company Shareholders;
(ii) unanimously approved this Agreement and the transactions contemplated hereby, including the Offer, in all respects, and (iii) unanimously resolved to recommend that the Company Shareholders accept the Offer, tender their Company Shares thereunder to the Buyer and vote at the EGM in favor of (x) the appointment of new members to the Company Boards in accordance with the designation of the Buyer and (y) the amendment of the Company's Articles of Association in the form, as to be so amended, attached hereto as EXHIBIT E. The Company consents to the inclusion of such recommendation and approval in the Offer Documents. In addition, Gleacher & Co. LLC has delivered

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to the Company Boards its opinion referred to in Section 3.18. The Company's approval of and consent to the Offer also constitutes approval for purposes of the standstill provisions set forth in Article 4 of that certain Shareholders' Agreement, dated September 13, 2000, by and among the Company, the Buyer and the other Company Shareholders named therein for the sole purpose of the Buyer making the Offer and consummating the other transactions contemplated hereby; PROVIDED, THAT in the event this Agreement is terminated pursuant to
Article VII hereof, such standstill provisions shall continue in full force and effect after such termination.

    (b) The Company shall file with the SEC, concurrently with the filing of the Schedule TO, a Solicitation/Recommendation Statement on SCHEDULE 14D-9 (together with all amendments and supplements thereto, and including all exhibits thereto, the "Schedule 14D-9") containing the recommendations and opinion described in
Section 1.2(a) and shall cause the Schedule 14D-9 to be mailed to the Company Shareholders, together with the Offer Documents, promptly after the commencement of the Offer. The Company shall cause the Schedule 14D-9 to comply in all material respects with the Exchange Act and the rules and regulations thereunder and other applicable Legal Requirements. The Company further agrees that the
Schedule 14D-9, on the date first published, sent or given to the Company Shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to information supplied by the Buyer in writing specifically for inclusion or incorporation by reference in the Schedule 14D-9. The Buyer agrees that the information provided by it in writing specifically for inclusion or incorporation by reference in the Schedule 14D-9 shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the Company and the Buyer shall promptly correct any information provided by it for use in the Schedule 14D-9 or the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and the Company further shall take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and be disseminated to the Company Shareholders, in each case as and to the extent required by applicable federal securities laws. The Buyer and its counsel shall be given reasonable opportunity to review and comment on the Schedule 14D-9 prior to the filing thereof with the SEC. The Company shall provide in writing to the Buyer and its counsel any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments and shall provide the Buyer and its counsel with a reasonable opportunity to participate in the response of the Company to such comments.

    (c) In connection with the Offer, the Company shall, or shall cause its transfer agent, promptly following a request by the Buyer, to furnish the Buyer with such information, including updated lists of the Company Shareholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Company Shares and lists of securities positions of Company Shares held in stock depositories, in each case as of the most recent practicable date, and will provide to the Buyer such additional information (including, without limitation, updated lists of the Company Shareholders, mailing labels and lists of securities positions), and such assistance as the Buyer or its agents may reasonably request in communicating the Offer to the record and beneficial holders of the Company Shares.

    (d) Solely in connection with the tender and purchase of the Company Shares pursuant to the Offer and other actions contemplated in this Agreement, the Company hereby waives any and all rights of first refusal it may have with respect to the Company Shares owned by, or issuable to, any person, other than rights to repurchase unvested shares, if any, that may be held by persons pursuant to the grant of restricted stock purchase rights or following exercise of employee stock options.

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    1.3  COMPANY BOARDS AND COMMITTEES.

    At any time following the execution of this Agreement, but in any event no later than five (5) Business Days prior to the Expiration Time, the Company shall convene an extraordinary meeting of shareholders (the "EGM") to
(i) accept the resignation from the Company Boards of the existing members thereof and appoint the new members of the Company Boards in accordance with the designation of the Buyer set out below and (ii) resolve upon the amendment of the Articles of Association of the Company in the form, as to be so amended, attached hereto as EXHIBIT E. The resignations and appointments referred to in the preceding sentence will be effective as of, and conditional upon the occurrence of, the Closing Time. As soon as practicable after the date of execution of this Agreement and no later than 20 calendar days prior to the date of the EGM the Buyer shall designate in writing to the Company the new members for each of the Company Boards and furnish the Company with all information with respect to those new members that is required to be disclosed to the Company Shareholders under Dutch law. At the EGM, the Company shall use its commercially reasonable efforts to secure the resignation of the existing members of the Company Boards and the appointment of the designees of the Buyer, all such resignations and appointments to be effective as of, and conditional upon the occurrence of the Closing, as aforesaid.

    1.4  STOCK OPTIONS; WARRANTS; EMPLOYEE STOCK PURCHASE PLANS.  At the Closing
Time: (i) all options to purchase Company Shares then outstanding and granted under the Company Option Plans shall be treated in accordance with
Section 6.6(a) hereof; (ii) all warrants to purchase Company Shares then outstanding (collectively, the "COMPANY WARRANTS") shall be treated as set forth in Section 6.6(b) hereof; and (iii) all purchase rights outstanding under Company's 1994 United States Employee Share Purchase Plan, 1994 Israel Employee Share Purchase Plan and 1994 Netherlands Employee Share Purchase Plan (collectively, the "ESPP") shall be treated as set forth in Section 6.6(c) hereof.

    1.5  REQUIRED WITHHOLDING.

    Each of the Buyer and the Company and any bank or trust company retained by the Buyer to act as the exchange agent in connection with the Offer (an "EXCHANGE AGENT") shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Shares such amounts as may be required to be deducted or withheld therefrom under U.S. federal or state, local or foreign law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

    1.6  NO LIABILITY.

    Notwithstanding anything to the contrary in this Article I, neither the Exchange Agent nor the Buyer nor the Company shall be liable to a holder of shares of Buyer Common Stock or Company Shares for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

                                   ARTICLE II
                          POST CLOSING REORGANIZATION

    2.1  RESTRUCTURING.

    The Buyer intends, simultaneously with or as soon as possible after the Closing, to effectuate a corporate reorganization (the "POST-CLOSING REORGANIZATION") of the Company and its Subsidiaries, which may include, without limitation (i) the commencement of a compulsory acquisition by the Buyer of Company Shares from any remaining minority shareholder in accordance with
Section 2:92a of the Dutch Civil Code (the "DCC"), (ii) the amendment of the Articles of Association of the Company to permit the creation, among other things, of separate classes of shares, (iii) the distribution of an

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extraordinary dividend on the shares of the Company or a particular class or classes of shares of the Company, (iv) the sale and transfer by the Company, or any of its Subsidiaries, to the Buyer, or any affiliates of the Buyer, of all or a portion of the assets of the Company or its Subsidiaries, (v) the effectuation by the Company and one or more Dutch Subsidiaries of the Buyer of a legal merger within the meaning of Section 2:309 of the DCC, (vi) the termination of the listing of the Company Shares on the Nasdaq National Market, (vii) the deregistration of the Company under the Exchange Act and the cessation of the Company's reporting obligations thereunder, or (viii) any one or more combinations of any of the foregoing actions; all of which shall be conducted in accordance with applicable laws and which, if the Buyer determines in its sole discretion to implement any such Post-Closing Reorganization, will in any case result in the holders of Company Shares who do not exchange such shares in the Offer being offered or receiving in any such Post-Closing Reorganization consideration equivalent to the Fixed Offer Price.

    2.2  CO-OPERATION OF THE COMPANY.

    The Company shall take as of the date of this Agreement, but effective no earlier than the consummation of the Offer, all actions reasonably necessary or desirable to accomplish the Post-Closing Reorganization including, without limitation (i) the convening of the necessary meetings of the Company Shareholders and the Company Boards, (ii) the consideration of any and all necessary or desirable resolutions by each of the Company Boards for the purpose of the corporate reorganizations, and (iii) the execution of any and all reasonably requested documents, agreements or deeds that are necessary or desirable to effectuate any of the corporate reorganizations and the filing or registration of any or all of such documents, agreements or deeds with the appropriate authorities or agencies. In addition, at the request of the Buyer, the Company shall take any and all other actions that are required or desirable to accomplish the corporate reorganization of the Company and its Subsidiaries, so long as such actions are reasonable based on the relative detriment or inconvenience to the Company and the relative benefit to the Buyer from such action. With respect to all actions taken by the Company pursuant to this
Section 2.2, the Buyer shall reimburse the Company for its reasonable out-of-pocket costs and expenses regardless of whether or not the Offer is consummated except where the Buyer has terminated this Agreement pursuant to
Section 7.1(d), in which case the Buyer shall not be obligated so to reimburse the Company.

                                  ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF COMPANY

    The Company represents and warrants to the Buyer, subject to such exceptions as are disclosed in writing in the disclosure letter supplied by the Company to the Buyer dated as of the date hereof (the "COMPANY DISCLOSURE LETTER"), which Company Disclosure Letter shall provide an exception to or otherwise qualify the representations and warranties of the Company (i) contained in the section of this Agreement corresponding by number to such disclosure, and (ii) contained in any other section of this Agreement where the nature of such exception or qualification is readily apparent from the face of such disclosure, as follows:

    3.1  ORGANIZATION AND QUALIFICATION; SUBSIDIARIES.

    (a) Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing (as applicable) under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except where the failure to do so would not, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries (i) has been dissolved, and there is no action or request pending to accomplish such dissolution,
(ii) is involved in preparations for a merger as described in Section 2:309 of the DCC or its foreign equivalent (including a merger under the Israeli Companies Law, 1999), or (iii) has been declared bankrupt and no action or request is pending to declare the Company or any of its Subsidiaries bankrupt or obtain an official moratorium under Dutch or other applicable law. Each of

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the Company and its Subsidiaries is in possession of all Approvals necessary to own, lease and operate the assets and properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company and each of its Subsidiaries is and has been in compliance with the terms of the Approvals, except where the failure to be or have been in such compliance would not, individually or in the aggregate, result in a Company Material Adverse Effect.

    (b) The Company and each of its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of their business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect.

    (c) Section 3.1(c) of the Company Disclosure Letter sets forth the name, jurisdiction of incorporation and authorized and outstanding capital of each of the Company's Subsidiaries and the jurisdictions in which each such Subsidiary is qualified to do business. All the outstanding capital stock of each of the Company's Subsidiaries is owned directly or indirectly by the Company free and clear of all Encumbrances and all material claims or charges of any kind, and is validly issued, fully paid and nonassessable. Neither the Company nor any of its Subsidiaries has agreed nor is obligated to make nor is bound by any Contract, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity. Other than the Company's interests in its Subsidiaries, neither the Company nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in or any interest convertible, exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business, association or entity.

    (d) All branches of the Company or any of its Subsidiaries are properly registered with all relevant Governmental Entities, including tax authorities, and have complied with, and do comply with all applicable laws, rules and regulations, except where the failure to do so would not, individually or in the aggregate, have a Company Material Adverse Effect.

    3.2 ARTICLES OF ASSOCIATION. The Company has previously furnished to the Buyer (i) a complete and correct copy, translated into English, of its Articles of Association, as amended to date (the "COMPANY CHARTER DOCUMENTS"), and
(ii) complete and correct copies, translated into English, of the certificate of incorporation and by-laws or similar organizational documents of each of the Company's Subsidiaries, as amended to date. Such Company Charter Documents and equivalent organizational documents of each of the Subsidiaries of the Company are in full force and effect, the Company is not in violation of any of the provisions of the Company Charter Documents, and no Subsidiary of the Company is in violation of its equivalent organizational documents.

    3.3  CAPITALIZATION

    (a) The authorized capital stock of the Company consists of 240,000,000 Common Shares and 26,950,000 shares of preferred stock, par value NLG 0.04 per share (the "PREFERRED SHARES"). As of September 5, 2001, (i) 113,676,895 Common Shares are issued and outstanding, including 3,749,532 Common Shares that are held in the treasury of the Company; (ii) 7,046,392 Preferred Shares are designated as Series A Convertible Preferred Shares, none of which are currently issued and outstanding; (iii) 2,882,241 Preferred Shares are designated as Series B Convertible Preferred Shares, none of which are currently issued and outstanding; (iv) 3,853,333 Preferred Shares are designated as Series C Convertible Preferred Shares, none of which are currently issued and outstanding; (v) 3,515,680 Preferred Shares are designated as Series D Convertible Preferred Shares, none of which are currently issued and outstanding; (vi) 11,344,986 Common Shares are reserved for issuance upon exercise of outstanding Company Stock Options under the Company Option Plans;
(vii) 4,422,806 Common Shares are not subject to outstanding options and are reserved for issuance under the Company Option Plans; (viii) 1,268,366 Common Shares are reserved for issuance and unissued under the ESPP; (ix) there are outstanding warrants designated "Series A warrants" representing the right to purchase 3,917,999 Common Shares; (x) there are outstanding warrants designated "Series C warrants" representing the right to purchase 1,926,677 Common Shares; (xi) there are warrants designated "Series D warrants," none of which are outstanding; (xii) there are outstanding warrants designated "Litigation Settlement Warrants" representing the right to purchase 2,000,000 Common Shares; (xiii) there are outstanding warrants designated "Acquisition Warrants" representing the right to purchase 14,814,815 Common Shares; (xiv) there are outstanding warrants designated "Performance Warrants" representing the right to purchase 12,000,000 Common Shares. All of the outstanding shares of the Company's capital stock are, and all Common Shares subject to issuance as aforesaid, upon issuance in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid and non-assessable. There is no Voting Debt of the Company or any of its Subsidiaries issued and outstanding. Section 3.3(a) of the Company Disclosure Letter contains a true copy of the list of (i) shareholders of record of the Company, as at August 31, 2001, as kept by the Company's transfer agent and
(ii) holders of record of the Company Warrants, as at September 2, 2001, as kept by the Company.

    (b) Section 3.3(b) of the Company Disclosure Letter sets forth the following information with respect to each Company Stock Option outstanding as of the date of this Agreement: (i) the name and address of the optionee, with the first name and last name in separate columns; (ii) whether the Company Stock Option is deemed an "Incentive Stock Option" pursuant to Section 422 of the Code;
(iii) the Company Option Plan under which such Company Stock Option was granted;
(iv) the number of Common Shares subject to such Company Stock Option; (v) the exercise price of such Company Stock Option; (vi) the date on which such Company Stock Option was granted; (vii) the date on which such Company Stock Option expires; (viii) the extent to which such Company Stock Option is vested;
(ix) the extent to which the exercisability of such Company Stock Option will be accelerated in any way by the transactions contemplated by this Agreement;
(x) the status of the holder of each Company Stock Option; and (xi) the date of termination or severance of the holder of each Company Stock Option. The Company has made available to the Buyer accurate and complete copies of all stock option plans pursuant to which the Company has granted such Company Stock Options that are currently outstanding, the form of all stock option agreements evidencing such Company Stock Options and any stock option agreement that has been modified from the form of stock option agreement. Section 3.3(b) of the Company Disclosure Letter lists each such stock option plan. All Common Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Stock Option as a result of the Offer.

    (c) All outstanding Common Shares, all outstanding Company Stock Options, all outstanding Company Warrants and all outstanding shares of capital stock of each Subsidiary of the Company have been issued and granted in compliance with
(i) all applicable securities laws and other applicable Legal Requirements and
(ii) all requirements set forth in applicable Contracts.

    (d) The Company owns free and clear of all liens, pledges, hypothecations, charges, mortgages, security interests, Encumbrances, claims, infringements, interferences, options, right of first refusals, preemptive rights, community property interests or restrictions of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset but other than restrictions imposed by federal or state securities laws) directly or indirectly through one or more Subsidiaries, all of the outstanding shares of capital stock of each of its Subsidiaries and, except for shares of capital stock or other similar ownership interests of any of the Company's Subsidiaries that are owned by certain nominee equity holders as required by the applicable law of the jurisdiction of organization of such Subsidiaries (which shares or other interests (i) do not materially affect the Company's control of such Subsidiary and (ii) shall in the case of any such Israeli Subsidiary be transferred from any such nominee equity holder to the Company prior to the Closing), there are no equity securities, partnership interests or similar ownership interests of any class of equity security of any Subsidiary of the Company, or any security or right exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. There are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company or any of its Subsidiaries is a party or by which it is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock or Voting Debt, partnership interests or similar ownership interests of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

    (e) There are no registration rights and there is, except for the Company Tender and Voting Agreements, no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which the Company or any of its Subsidiaries is a party or by which they are bound with respect to any equity security of any class of the Company or with respect to any equity security, partnership interest or similar ownership interest of any class of any of the Company's Subsidiaries.

    3.4  AUTHORITY RELATIVE TO THIS AGREEMENT.

    The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, including such authorization by each of the Company Boards, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. Except for the vote of the Company Shareholders to approve the Post-Closing Reorganization, no vote of, or consent by, the holders of any class or series of capital stock or Voting Debt issued by the Company is necessary to authorize the execution and delivery by the Company of this Agreement or the consummation by it of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the Buyer, constitutes legal and binding obligations of the Company, enforceable against the Company in accordance with its terms, except to the extent that (i) enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditor rights, (ii) the enforcement thereof may be limited by general equitable principles (regardless of whether such enforcement is considered in a proceeding at law or in equity), and (iii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

    3.5  NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

    (a) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company shall not (i) violate the Company Charter Documents or the equivalent organizational documents of any of the Company's Subsidiaries, (ii) subject to obtaining the consents, approvals, authorizations and permits, and making the filings and notifications, set forth in Section 3.5(b) below or in Section 6.5 of the Company Disclosure Letter, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the Company's or any of its Subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any of its Subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties are bound or affected.

    (b) The execution and delivery of this Agreement does not, and the performance of this Agreement by the Company shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other Person (including consents from parties to loans, contracts, leases and other agreements to which the Company or any of its Subsidiaries is a party), except (i) applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, Foreign Securities Laws, the notification requirements of the HSR Act and the Foreign Filings, the rules and regulations of the NYSE, NASD or NASDAQ, the consent of the Investment Center, the consent of the OCS, the approval of the Israeli Commissioner of Restrictive Trade Practices, and the exemption from the Israel Securities Authority concerning the publication of a prospectus, in respect of the exchange of the Company Stock Options for the Buyer Stock Options, pursuant to Section 15D of the Israeli Securities Law, 1968, and (ii) applicable consultation with all trade union representatives and bodies under applicable employment laws, including, without limitation, the Dutch SER Merger Rules and (iii) such other consents, approvals, authorizations or permits, filings or notifications which
(A) would not prevent consummation of the Offer or the Post-Closing Reorganization or otherwise prevent the parties hereto from performing their respective obligations under this Agreement, and (B) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and (iv) consents required under the terms of any Lease to assignment of such Lease in connection with the performance of this Agreement as set forth in
Section 6.5 of the Company Disclosure Letter.

    3.6  COMPLIANCE; PERMITS

    (a) Neither the Company nor any of its Subsidiaries is in conflict with, or in default or violation of (i) any law, rule, regulation, ordinance, order, judgment, decree, writ or injunction of any national, state or provincial or local government (whether or not in the United States) or agency thereof applicable to the Company or any of its Subsidiaries or by which its or any of their respective assets or properties is bound, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties is bound, except for any conflicts, defaults or violations that (individually or in the aggregate) would not reasonably be expected to have a Company Material Adverse Effect. No notice, charge, claim, action or assertion has been received by the Company or any of its Subsidiaries or has been filed, commenced or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging any violation of any of the foregoing.

    (b) No investigation or review by any Governmental Entity is, to the knowledge of the Company, pending or threatened against the Company or its Subsidiaries, nor has any Governmental Entity indicated to the Company or any of its Subsidiaries an intention to conduct the same, other than, in each such case, those the outcome of which could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

    (c) The Company and each of its Subsidiaries hold all Company Permits. The Company and each of its Subsidiaries have been and are in compliance in all material respects with the terms of the Company Permits and any conditions placed thereon. There is no action, proceeding, inquiry or investigation pending or, to the knowledge of the Company, threatened for or contemplating the suspension, cancellation, revocation or nonrenewal of any such permit, and to the knowledge of the Company there is no existing fact or circumstance which (with or without notice or lapse of time or both) is reasonably likely to result in the suspension, limitation, cancellation, revocation or nonrenewal of any such permit or any limitation of any such permit which would not, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written or, to the knowledge of the Company, oral notice from any Governmental Entity that the consummation of the transactions contemplated hereby will result in the suspension, cancellation, revocation or nonrenewal of any such Company Permit.

    3.7  SEC FILINGS; FINANCIAL STATEMENTS.

    (a) The Company has made available to the Buyer a correct and complete copy of each form, report, schedule, statement and other documents filed by the Company with the SEC since January 1, 1998 (collectively, the "COMPANY SEC REPORTS"), which are all the forms, reports and documents required to be filed by the Company with the SEC since such date. As of their respective dates or, if amended, as of the date of the last such amendment, the Company SEC Reports
(i) complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company's Subsidiaries is required to file any forms, reports or other documents with the SEC.

    (b) As of their respective dates, (i) each set of consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (x) was prepared from, and is in accordance with, the books and records of the Company and its consolidated Subsidiaries, (y) complied in all material respects with the published rules and regulations of the SEC with respect thereto, and (z) was prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents the consolidated financial position of the Company and its consolidated Subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows and changes in shareholders' equity for the periods indicated; and (ii) the Company Interim Financial Data (x) was prepared from, and in accordance with, the books and records of the Company and its consolidated Subsidiaries, and (y) was prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved and fairly presents the condensed consolidated statements of operations, condensed consolidated balance sheets, and condensed consolidated statements of cash flows.

    (c) The Company has previously furnished to the Buyer a complete and correct copy of any amendments or modifications, which have not yet been filed as of the date hereof with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act or any material agreements potentially required to be filed that have not been so filed.

    (d) The Company does fully comply and has always fully complied in all material respects with all applicable Netherlands statutory accounting and reporting rules and regulations.

    3.8 NO UNDISCLOSED LIABILITIES. Neither the Company nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with U.S. GAAP which are, individually or in the aggregate, material to the business, results of operations, assets or financial condition of the Company and its Subsidiaries taken as a whole, except (i) liabilities provided for in the Company's balance sheet as of June 30, 2001 or (ii) liabilities incurred since June 30, 2001 in the ordinary course of business, none of which is material to the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole. The reserves reflected in the consolidated financial statements as of June 30, 2001 are adequate, appropriate and reasonable and have been calculated in a consistent manner.

    3.9 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since June 30, 2001, there has not been: (i) any Company Material Adverse Effect, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company's or any of its Subsidiaries' capital stock, or any purchase, redemption or other acquisition by the Company of any of its Subsidiaries' capital stock or any other securities of the Company or of its Subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, (iii) any split, combination or reclassification of any of the Company's or any of Subsidiaries' capital stock, (iv) any granting by the Company or any of its Subsidiaries of any increase in compensation or fringe benefits, except for normal increases of cash or non-cash benefits compensation in the ordinary course of business consistent with past practice, or any payment by the Company or any of its Subsidiaries of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by the Company or any of its Subsidiaries of any increase in severance or termination pay or any entry by the Company or any of its Subsidiaries into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby, (v) entry by the Company or any of its Subsidiaries into any material licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by the Company with the SEC, (vi) any material change by the Company in its accounting methods, principles or practices, except as required by concurrent changes in U.S. GAAP, (vii) any material revaluation by the Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of the Company other than in the ordinary course of business consistent with past practice, or (viii) any other change or event that would have required the Buyer's consent under Section 5.1 (except for Section 5.1(r)) if such change or event had occurred after the execution of this Agreement.

    3.10 ABSENCE OF LITIGATION. Except as specifically disclosed in the Company SEC Reports as of the date hereof, there are no material claims, actions, suits, inquiries, proceedings or investigations pending or, to the knowledge of the Company, threatened (or any governmental or regulatory investigation pending or, to the knowledge of the Company, threatened) against the Company or any of its Subsidiaries or any properties or rights of the Company or any of its Subsidiaries, by or before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign.

    3.11  EMPLOYEE MATTERS AND BENEFIT PLANS.

    (a) DEFINITIONS. For purposes of this Section 3.11 only, "Affiliate" shall mean any other person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder and, for avoidance of doubt, includes each Subsidiary.

    (b) SCHEDULE. Section 3.11(b) of the Company Disclosure Letter contains an accurate and complete list of each Company Employee Plan and each Employment Agreement. Neither the Company nor any of its Subsidiaries has any plan or commitment to establish any new Company Employee Plan or Employment Agreement, to modify any Company Employee Plan or Employment Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employment Agreement to the requirements of any applicable law, or as required by this Agreement), or to adopt or enter into any Company Employee Plan or Employment Agreement.

    (c) DOCUMENTS. The Company has provided or made available to the Buyer correct and complete copies of: (i) all documents embodying each Company Employee Plan and each Employment Agreement including (without limitation) all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan; (ii) all Employment Agreements, current contracts of employment or material particulars of the terms of employment (including, without prejudice to the generality of the foregoing, severance, consulting, relocation, repatriation, and expatriation arrangements) for Senior Employees;
(iii) a current template
or sample of a contract of employment or the material particulars of the terms and conditions of employment (including, without prejudice to the generality of the foregoing, severance, consulting, relocation, repatriation, and expatriation arrangements) for each grade or level of Company Employee; (iv) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan;
(v) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each U.S. Employee Plan; (vi) if any Company Employee Plan is funded, the most recent annual and periodic accounting of that Company Employee Plan assets; (vii) the most recent summary plan description together with the summary(ies) of material modifications thereto and in the case of International Employee Plans the most recent participant booklets and all material announcements to employees and participants; (viii) for U.S. Employee Plans the most recent IRS determination letter, and for International Employee Plans evidence of plan approval; (ix) all written communications relating to any Company Employee Plan and any proposed Company Employee Plans in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company or any of its Affiliates;
(x) all material correspondence to or from any Governmental Entity relating to any Company Employee Plan; (xi) for U.S. Employee Plans the three (3) most recent plan years discrimination tests for each Company Employee Plan; and
(xii) all registration statements, annual reports (for U.S. Employee Plans, Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Company Employee Plan.

    (d) EMPLOYEE PLAN COMPLIANCE. (i) Each of the Company and its Subsidiaries has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and the Company has no knowledge of any default or violation by any other party to each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each U.S. Employee Plan intended to qualify under Section 401(a) of the Code and each related trust intended to qualify under Section 501(a) of the Code has either received a favorable determination, opinion, notification or advisory letter from the IRS with respect to each such Company Employee Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Company Employee Plan; (iii) each International Employee Plan, including any amendments thereto, that is capable of, or intended to be capable of, Plan Approval has received such Plan Approval or there remains a period of time in which to obtain such Plan Approval retroactive to the date of any amendment that has not previously received such Plan Approval; (iv) no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code or Section 408 of ERISA (or any administrative class exemption issued thereunder), has occurred with respect to any Company Employee Plan that could result in material liability to the Company or any of its Subsidiaries;
(v) there are no actions, suits or, claims pending or, to the Company's knowledge, threatened (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan that could result in any material liability to the Company or any of its Subsidiaries; (vi) each Company Employee Plan (other than any stock option plan) can be amended, terminated or otherwise discontinued after the Closing Time, without material liability to the Buyer, the Company or any of its Affiliates (other than benefits accrued to date and ordinary administration expenses);
(vii) there are no audits, inquiries or proceedings pending or, to the knowledge of the Company, threatened by the IRS or DOL or any other Governmental Entity with respect to any Company Employee Plan; and (viii) neither the Company nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan that could result in material liability to the Company or any of its Subsidiaries.

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    (e)  PENSION PLAN.  Neither the Company nor any Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code or any equivalent non-U.S. rule or legislation.

    (f) FUNDED RETIREMENT BENEFIT RIGHTS. The latest actuarial valuation of each Funded Retirement Plan discloses that, as of the effective date of the valuation, the aggregate value of the assets of that Funded Pension Plan is equal to or greater than the aggregate value of its liabilities assessed on an ongoing and terminated basis and calculated in accordance with the actuarial methods and assumptions used in such valuation pursuant to the applicable Funded Pension Plan and applicable Legal Requirements.

    (g) UNFUNDED RETIREMENT BENEFIT RIGHTS. In respect of each Unfunded Pension Plan, the Company or a Subsidiary of the Company, as applicable, has made provision for accrued liabilities in accordance with applicable Legal Requirements.

    (h) COLLECTIVELY BARGAINED, MULTIEMPLOYER AND MULTIPLE EMPLOYER PLANS. At no time has the Company or any Affiliate participated in, contributed to or been obligated to participate in or contribute to any Multiemployer Plan or ever maintained, established, sponsored, participated in, or contributed to any multiple employer plan, or to any plan described in Section 413 of the Code.

    (i) NO POST-EMPLOYMENT OBLIGATIONS. No Company Employee Plan provides, or reflects or represents any liability to provide retiree health insurance coverage to any person for any reason, except as may be required by COBRA or other applicable statute, and, to Company's knowledge after due inquiry, neither the Company nor its Affiliates has ever represented, promised or contracted (whether in oral or written form to any Employee (either individually or to Employees as a group) or any other person that such Employees(s) or other person would be provided with retiree health, except to the extent required by statute.

    (j) HEALTH CARE COMPLIANCE. Neither the Company nor any Affiliate has, prior to the Closing Time and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women's Health and Cancer Rights Act of 1998, the requirements of the Newborns' and Mothers' Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of state or foreign law applicable to its Employees.

    (k)  EFFECT OF TRANSACTION.

        (i) The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employment Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

        (ii) No payment or benefit which will or may be made by the Company or its Affiliates with respect to any Employee will be characterized as a "parachute payment" within the meaning of Section 280G(b)(2) of the Code.

    (l) EMPLOYMENT MATTERS. The Company and each of its Subsidiaries: (i) is in material compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld and reported all amounts required by law or by Contract to be withheld and reported with respect to wages, salaries and other payments to Employees, except where any such failure would not result in any material liability to the Company or any of its Subsidiaries; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing, except where any such failure would not result in any material liability to the Company or any of its Subsidiaries; and (iv) is not liable for any payment to any trust or other arrangement (funded or not) governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice), except where any such failure would not result in any material liability to the Company or any of its Subsidiaries. There are no pending or, to the knowledge of the Company, threatened or reasonably anticipated claims or actions against the Company or any of its Affiliates under any worker's compensation policy or long-term disability policy (other than routine claims for benefits) that would result in any material liability to the Company or any of its Subsidiaries.

    (m) LABOR. No work stoppage, labor strike, industrial or trade dispute, or any dispute or negotiation with any trade union, association of trade unions, works council, European works council or body representing Employees against the Company or any of its Subsidiaries has occurred in the last 12 months, is pending or, to the knowledge of the Company, threatened. The Company does not know of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act or similar local law. Neither the Company nor any of its Subsidiaries is presently nor has it been in the past a party to, or bound by, or subject to any rules relating to, any recognition, procedural or other agreement, works council or arrangement or custom between, or applying to, one or more employers (whether or not Affiliates) and a union, group of employees, or an employee representative body, for collective bargaining or other negotiating or consultation purposes, labor union or union contract, or workers' council or similar elected employee representatives with respect to Employees and no such agreements or arrangements are is being negotiated by or on behalf of the Company or any of its Subsidiaries.

    (n) INTERNATIONAL EMPLOYEE PLAN. Each International Employee Plan has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan. Furthermore, no International Employee Plan has material unfunded liabilities, that as of the Closing Time, will not be offset by insurance or fully accrued or disclosed in the Company's financial statements. Except as required by law, no condition exists that would prevent the Company or the Buyer from terminating or amending any International Employee Plan at any time for any reason without material liability to the Company or its Affiliates (other than ordinary administration expenses or routine claims for benefits).

    (o)  ISRAELI EMPLOYEES.  Without derogating from the provisions of
Section 3.11(a)-(n), with respect to Employees who reside in Israel or whose Employment Agreements are subject to Israeli law ("ISRAELI EMPLOYEES"):

        (i) Neither the Company nor any of its Affiliates (A) is party to any general or special collective bargaining agreement, collective bargaining arrangements or other contract or arrangement with a labor union, trade union or other organization or body involving any of their respective Israeli Employees, or is otherwise required (under any legal requirement, under any Contract or otherwise) to provide benefits or working conditions beyond those required by law or pursuant to rules and regulations thereunder (including extension orders (tzavei harchava) issued by the Ministry of Labor and Welfare); (B) is a member of the Manufacturers Association of Israel; or (C) has recognized or received a demand for recognition from any collective bargaining representative with respect to any of their respective Israeli Employees.

        (ii) All of the Israeli Employees are "at will" employees subject to the termination notice provisions included in Employment Agreements or applicable law.

       (iii) All Employment Agreements between the Company or any of its Affiliates and any of their respective Israeli Employees can be terminated by the Company or, if applicable, the relevant Affiliate upon less than three months notice without giving rise to a claim for damages or compensation (except for statutory severance pay).

        (iv) All payments by the Company and its Affiliates into pension and provident funds severance fund or other similar funds (including, manager's insurance, life insurance or incapacity insurance) together with relevant reserves reflected in the Company Interim Financial Data fully fund and cover the liabilities of the Company and its Affiliates pursuant to all Legal Requirements, the individual Employment Agreements or other arrangements with respect to the Israeli Employees and any binding usage or customs, if any, which forms part of the employment relationship of any of the Israeli Employees, for all obligations, as at June 30, 2001, relating to pension, severance pay, sick leave, benefits and other employee benefits, recreation pay, incapacity insurance, life insurance, salaries and reimbursement of expenses, vacation pay and similar liabilities and each of the Company and its Affiliates has continued and shall continue to make all payments and such additional "top up" payments to such pension and provident funds, severance fund or other similar funds (including, manager's insurance, life insurance or incapacity insurance) until the Closing Time such that the aforementioned liabilities of the Company and its Affiliates shall be fully covered and funded as at the Closing Time, pursuant to all Legal Requirements.

        (v) Neither the Company nor any of its Affiliates is aware of any circumstance that could give rise to any valid claim by a current or former Israeli Employee for compensation on termination of employment (beyond, with respect to current Israeli Employees only, the statutory severance pay to which employees are entitled).

        (vi) All amounts that the Company and its Affiliates are legally or contractually required either (A) to deduct, or transfer, from their respective employees' salaries or to transfer to such employees' pension or provident fund, manager's insurance life insurance, incapacity insurance, continuing education fund, severance fund or other similar funds or (B) to withhold from their employees' salaries and to pay to any Governmental Entity as required by the Israeli Income Tax Ordinance [New Version], Israeli social security laws and Israeli national health insurance laws or otherwise have, in each case, been duly deducted, transferred, withheld and paid, and neither the Company nor any of its Affiliates has any outstanding obligation to make any such deduction, transfer, withholding or payment.

       (vii) The Company and its Affiliates comply in all material respects with all applicable Legal Requirements and Contracts relating to employment, employment practices, wages, bonuses and other compensation matters and terms and conditions of employment related to their respective Israeli Employees.

    3.12 RESTRICTIONS ON BUSINESS ACTIVITIES. There is no agreement, commitment, judgment, injunction, order or decree binding upon the Company or its Subsidiaries or to which the Company or any of its Subsidiaries is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or any of its Subsidiaries, any acquisition of property by the Company or any of its Subsidiaries or the conduct of business by the Company or any of its Subsidiaries as currently conducted.

    3.13  TITLE TO PROPERTY.

    (a) Section 3.13(a) of the Company Disclosure Letter sets forth: (a) a list of all real property currently owned, leased to, subleased to or otherwise occupied by the Company or any of its Subsidiaries in connection with the business of the Company or any of its Subsidiaries or Included Assets (collectively, "COMPANY BUSINESS FACILITIES"); and (ii) a list of all other leases, subleases or other occupancy agreements currently in effect between the Company or any of its Subsidiaries as lessor and any third parties with respect to any Company Business Facilities, (each a "LEASE" and, collectively, the "LEASES"), each amendment thereto, the commencement date, the rentable square footage of the premises set forth in the Lease, the aggregate monthly fixed rental, and the expiration date. The Company has provided the Buyer with true, complete and correct copies of each Lease. Each such Lease constitutes the entire agreement of the parties thereunder, and there are no other agreements or arrangements whatsoever relating to the Company's or any of its Subsidiary's use or occupancy of any of the premises described in such Leases. Neither the Company nor any of its Subsidiaries has transferred or assigned any interest in any Lease, other than to a Subsidiary of the Company, nor has the Company or any of its Subsidiaries subleased or otherwise granted rights of use or occupancy of any of the premises described therein to any other person or entity, other than to the Company or a Subsidiary of the Company. To the extent any Lease is required, under Israeli law, to be registered with the Israeli Lands Registry, such Lease has been duly registered, is free of any Encumbrance (including cautionary notices) and a copy of the extract from the Israeli Land Registry, dated no earlier that five Business Days prior to the date hereof, regarding title to the real property subject to any such Lease is attached as part of Section 3.13(a) of the Company Disclosure Letter.

    (b) The properties and assets owned or leased by the Company and its Subsidiaries are sufficient to conduct the business of the Company and its Subsidiaries as currently conducted. The Company and each of its Subsidiaries has good title to or, in the case of the leased properties and assets, valid leasehold interests in, all of the properties and assets, real, personal and mixed, used in their respective businesses, including the Included Assets, free and clear of all Encumbrances (other than mortgages made by a landlord under a Lease of real property not situated in Israel to which mortgage the Company is not a party but the Lease may be subject), except for liens for Taxes not yet due and payable or which are being contested in good faith and are not material.

    (c) All the Leases are in full force and effect, and there is not, under any of such Leases, any existing default, or event of default nor has there occurred any event which with notice or lapse of time, or both, would constitute a default thereunder by the Company or any of its Subsidiaries, or, to the Company's knowledge, by any other party.

    3.14  TAXES.

    (a) The Company and each of its Subsidiaries have timely filed all federal, state, local and foreign returns, estimates, information statements and reports ("RETURNS") relating to Taxes required to be filed by the Company and each of its Subsidiaries with any Tax authority, except such Returns which are not material to the Company. All such Returns were correct and complete in all material respects and were made on the proper basis. The Company and each of its Subsidiaries have paid all Taxes shown to be due on such Returns. The Company and each of its Subsidiaries have maintained all records required to be maintained for tax purposes; all such information was and remains complete and accurate in all material respects.

    (b) Neither the Company nor any of its Subsidiaries is or will become liable to pay, or make reimbursement or indemnity in respect of, any tax in consequence of the failure by any other person (other than the Company or any of its Subsidiaries) to discharge that tax within any specified period or otherwise, where such tax relates to income, profits or gains, earned, accrued or received, or to any event, transaction or circumstance occurring or arising or deemed to occur or arise (whether wholly or partly) prior to the Closing (including, but not limited to, taxation under Treasury Regulation Section 1.1502-6). The Company and each of its Subsidiaries have withheld with respect to their employees, independent contractors, creditors, shareholders, and all other third parties all federal and state income taxes, Taxes pursuant to the Federal Insurance Contribution Act and other Taxes required to be withheld and have timely paid over to the proper Governmental Entities all amounts required to be withheld and paid over under all applicable laws.

    (c) Neither the Company nor any of its Subsidiaries has executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

    (d) Neither the Company nor any of its Subsidiaries is involved in any current dispute with any tax authority or is or has in the last six years been the subject of any investigation, audit or non-routine visit by any tax authority. To the knowledge of the Company, neither the Company nor any of its Subsidiaries has been notified in writing of any request for such an audit or other examination.

    (e) No material adjustment relating to any Returns filed by the Company or any of its Subsidiaries (and no claim by a Tax authority in a jurisdiction in which the Company or any of its Subsidiaries does not file Returns that the Company or any of its Subsidiaries may be subject to taxation by such jurisdiction) has been proposed in writing formally or informally by any Tax authority to the Company or any of its Subsidiaries.

    (f) Neither the Company nor any of its Subsidiaries has any liability for any unpaid Taxes which has not been accrued for or reserved on the Company Interim Financial Data in accordance with U.S. GAAP, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that may have accrued since June 30, 2001 in connection with the operation of the business of the Company and its Subsidiaries in the ordinary course. All other warranties relating to specific tax matters set out in this Section 3.14 are made without prejudice to the generality of this paragraph.

    (g) No tax authority has operated or agreed to operate any special arrangement (being an arrangement which is not directly based on relevant legislation, even if based on any published practice, including rulings) or has agreed on any compromise in relation to any of the Company's or Subsidiaries' tax affairs.

    (h) There is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any Employee that, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 404 or 162(m) of the Code. There is no contract, agreement, plan or arrangement to which the Company is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

    (i) Neither the Company nor any of its Subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company or any of its Subsidiaries.

    (j) Neither the Company nor any of its Subsidiaries (i) has any of its tax affairs dealt with on a consolidated basis, or any other basis which allows a combined filing, profit calculation or payment of tax for more than one person or entity, (ii) is a party to any Tax sharing or Tax allocation agreement, arrangement or understanding, (iii) has been involved in a business merger, share-for-share merger, legal merger or legal demerger (split) within the meaning of the Articles 14, 14a or 14b of the Corporate Income Tax Act and/or 3.55, 3.56 or 3.57 of the Income Tax Act (or the predecessors of these articles under the Income Tax Act 1964) and/or Article 37 of the Legal Transfer Taxes Act, or (iv) is a party to any joint venture, partnership or, to the knowledge of the Company, any other arrangement that could be treated as a partnership for income Tax purposes.

    (k) The Company and each of its Subsidiaries are and have at all times been resident for tax purposes in their place of incorporation and are not and have not at any time been treated as resident in any other jurisdiction for any tax purpose (including any double taxation arrangement). Neither the Company nor any of its Subsidiaries is or has been subject to tax in any jurisdiction other than its place of incorporation by virtue of having a permanent establishment, a permanent representative or other place of business or taxable presence in that jurisdiction.

    (l) No relief has been claimed by and/or given to the Company or any of its Subsidiaries, or taken into account in determining or eliminating any provision for tax or deferred tax in the Company Interim Financial Data, which could or might be effectively withdrawn, postponed, restricted or otherwise lost as a result of the sale and purchase hereunder or any other event or circumstance occurring or arising at any time after June 30, 2001.

    (m) All transactions between the Company and its Subsidiaries or between Subsidiaries have been and are on fully arm's length terms. There are no circumstances that could cause any tax authority to make any adjustment for tax purposes, or require any such adjustment to be made, to the terms on which any such transaction is treated as taking place, and no such adjustment has been made or attempted in fact.

    (n) In relation to the Company and each Subsidiary: (i) each is registered for the purposes of VAT, has been so registered at all times that it has been required to be registered by VAT legislation, and such registration is not subject to any conditions imposed by or agreed with the relevant tax authority;
(ii) each has complied fully with and observed in all material respects the terms of VAT legislation; (iii) each has maintained and obtained at all times complete, correct and up-to-date records, invoices and other documents (as the case may be) appropriate or requisite for the purposes of VAT legislation and has preserved such records, invoices and other documents in such form and for such periods as are required by VAT legislation; (iv) each obtains credit for all input tax paid or suffered by it; (v) each cannot be subjected to a revision of the VAT position, leading to a recapture of VAT deducted on or before Closing; (vi) each is not and has not been treated as a member of a group for the purposes of VAT legislation, and has not applied for such treatment;
(vii) each is not and has not been subject under VAT legislation to any penalty, fine or surcharge, or any warning or notice which could (whether with or without other events) lead to the imposition of any penalty, fine or surcharge, and has not been required to give any security as a condition of making supplies for the purposes of VAT; (viii) and each has not elected rents paid or received, and/or the acquisition of real estate, to be subject to VAT.

    (o) No claim has been made by the Company or any of its Subsidiaries for the depreciation of any asset for tax purposes, which is likely to be disallowed.

    (p) Neither the Company nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Offer and the Post-Closing Reorganization.

    (q) Neither the Company nor any of its Subsidiaries (i) holds a receivable
(x) payable by another entity in which it or a Related Company has a Participation and (y) on which it or a Related Company has claimed a loss for corporate income tax purposes, or (ii) has outstanding debt the fair market value of which is below its nominal value.

    (r) Neither the Company nor any of its Subsidiaries has claimed any reduction of tax by virtue of Article 13ca of the Corporate Income Tax Act.

    (s) Neither the Company nor any of its Subsidiaries has a participation in an entity that is engaged in business activities outside the Netherlands, where previously these activities were the activities of a Related Company.

    (t) In case of a liquidation of any Participation of the Company or of its Subsidiaries that hold(s) the shares in such Participation, are entitled to a deductible loss for corporate income tax purposes equal to the difference between (i) the total, or the proportionate part, as the case may be, of the liquidation proceeds derived from the liquidation of such Participation, minus the fair market value of the shares in any other Participation that are a part of such liquidation proceeds, and (ii) the book value of that Participation as shown in or adopted for the purposes of the Company Interim Financial Data.

    (u) Since January 1, 2001, neither the Company nor any of its Subsidiaries has distributed or is deemed to have distributed a dividend.

    (v) Neither the Company nor any of its Subsidiaries has tainted (share) capital (BESMET FUSIE AANDELENKAPITAAL/AGIO) by reason of Article 3a of the Dividend Withholding Tax Act.

    (w) Neither the Company nor any of its Subsidiaries is a real estate investment company within the meaning of Article 4 of the Legal Transfer Taxes Act.

    (x) All interest and other sums of an expense nature paid, payable or accruable by the Company or any of its Subsidiaries and all sums payable or accruable under any obligation incurred by the Company or any of its Subsidiaries prior to the Closing and which will continue to bind the Company or a Subsidiary after the Closing, have been and will continue to be deductible for the purposes of corporate income tax, either in computing the profits of the Company or a Subsidiary or in computing the corporate income tax chargeable on it.

    (y) Neither the Company nor any of its Subsidiaries has formed a reserve for risks in relation to finance activities by virtue of Article 15b of the Corporate Income Tax Act.

    (z) Neither the Company nor any of its Subsidiaries has made an election to report its taxable income for corporate income tax purposes in a currency other than NLG/Euro or has requested the tax inspector to bring an action that served to hedge a currency exchange risk on a participation, under the participation exemption as meant in Article 13 of the Corporate Income Tax Act.

    (aa) Indigo Electronic Printing Systems Limited ("IEPS") qualifies as an "Industrial Company" within the definition of the Israeli Encouragement of Industry (Taxes) Law, 1969. To the Company's knowledge, there is no event or reason (including, the consummation of the Offer and the conduct and performance of IEPS' business and operations in accordance with IEPS' or the Company's plans and projections) that could result in IEPS ceasing to qualify as an Industrial Company. IEPS (i) is an Approved Enterprise for the purposes of the Israeli Encouragement of Capital Investments Law, 1959; and (ii) Section 3.14(dd) of the Company Disclosure Letter sets forth the effective Israeli income tax rate applicable to IEPS for its last completed fiscal year and the portions of IEPS which are Approved Enterprises and their effective Israeli income Tax rates for the current fiscal year. For the purposes of Section 47(a1)(3) of the Israeli Encouragement of Capital Investments Law, 1959 the proportion of foreign investment in IEPS is 90% or more.

    (bb) Neither the Company nor any of its Subsidiaries is (i) a controlled foreign corporation within the meaning of Section 957 of the Code, (ii) a foreign personal holding company within the meaning Section 552 of the Code, or
(iii) a passive foreign investment company within the meaning of Section 1297 of the Code.

    3.15 BROKERS. Except for fees payable to Gleacher & Co. LLC pursuant to an engagement letter, a true and correct copy of which has been provided to the Buyer, the Company has not incurred, and will not incur, directly or indirectly, any liability for brokerage or finders fees or agent's commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

    3.16  INTELLECTUAL PROPERTY.

    (a) Section 3.16(a) of the Company Disclosure Letter contains a complete and accurate list (by name and version number) of all material products (including any software components) or material service offerings of the Company and any of its Subsidiaries (collectively, the "COMPANY PRODUCTS") that have been sold, distributed or otherwise disposed of in the five (5)-year period preceding the date hereof or which the Company or any of its Subsidiaries intends to sell, distribute or otherwise dispose

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of in the future, including without limitation any products or service offerings under active development.

    (b) Section 3.16(b) of the Company Disclosure Letter lists all Registered Intellectual Property Rights owned by, filed in the name of, or applied for, by the Company and any of its Subsidiaries (the "COMPANY REGISTERED INTELLECTUAL PROPERTY RIGHTS") and lists any proceedings or actions filed or pending before any court, tribunal (including the PTO) or equivalent authority anywhere in the world related to any of the Company Registered Intellectual Property Rights or the Company Intellectual Property, other than proceedings to which the Company or any of its Subsidiaries is not a party or by which any of such are not bound.

    (c) Each Company Registered Intellectual Property Right is valid and subsisting. All necessary documents and certificates in connection with such Company Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of perfecting, prosecuting and maintaining such Registered Intellectual Property Rights.

    (d) In each case in which the Company or any of its Subsidiaries has acquired ownership of any material Intellectual Property or material Intellectual Property Right from any person, the Company or its Subsidiaries has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in and to all such Intellectual Property and the associated Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to the Company or its Subsidiaries. The Company or its Subsidiaries has recorded each such assignment of a material Registered Intellectual Property Right assigned to the Company or any of its Subsidiaries with the relevant governmental entity in accordance with applicable laws and regulations in each jurisdiction in which such assignment is required to be recorded.

    (e) The Company has no knowledge of any facts or circumstances that would render any material Company Intellectual Property invalid or unenforceable.

    (f) All Company Intellectual Property will be fully transferable, alienable or licensable by the Buyer without restriction and without payment of any kind to any third party.

    (g) Each item of the Company Intellectual Property is free and clear of any Encumbrances, except for non-exclusive licenses granted to OEM's and other resellers listed in the Company Disclosure Letter or to end-user customers in the ordinary course of business. The Company is the exclusive owner or exclusive licensee of all the Company Intellectual Property. Without limiting the generality of the foregoing (i) the Company is the exclusive owner of all material Trademarks used in connection with the operation or conduct of the business of the Company and its Subsidiaries, including the sale, distribution or provision of any Company Products by the Company or any of its Subsidiaries, but excluding any non-material trademarks owned by a third party that are licensed to the Company and used to refer to third party products that are incorporated in or used in connection with any Company Products, (ii) the Company owns exclusively all copyrighted works that are included or incorporated into the Company Products or which the Company or any of its Subsidiaries otherwise purports to own, and (iii) to the extent that any Patents would be infringed by any Company Product, the Company is the exclusive owner of such Patents.

    (h) Neither the Company nor any of its Subsidiaries has (i) transferred ownership of, or granted any exclusive license of or right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property or Intellectual Property Right that is or was the Company Intellectual Property, to any other person, or (ii) permitted the Company's rights in such Company Intellectual Property to lapse or enter the public domain.

    (i) Excluding any failure by a non-material Employee or contractor to execute an assignment agreement that does not result in the loss of any Intellectual Property each Employee, and any contractor who has contributed to or participated in the creation, discovery or development of any

Intellectual Property whether on behalf of the Company or any of its Subsidiaries either: (i) is a party to an Employment Agreement under which the Company or its Subsidiaries is deemed or agreed to be the original owner/author, as applicable, of such Intellectual Property; or (ii) has executed a valid and irrevocable assignment or an agreement to assign in favor of the Company all right, title and interest in such Intellectual Property; or (iii) in respect of Israeli Employees, pursuant to their respective employment agreements or under relevant Israeli law, is deemed to have assigned all right, title and interest to such Intellectual Property to the Company and any of its Subsidiaries. All such Intellectual Property constitutes Company Intellectual Property and no third party owns or has any rights to any such Company Intellectual Property. In respect of each Israeli Employee, the salary payable to each such Israeli Employee under the terms of the relevant Employment Agreement expressly includes a provision to the effect whereby it is agreed that such salary includes the full remuneration payable to such Israeli Employee for any invention made by such employee that is a service patent (as defined in the Israeli Patents Law
1967).

    (j) To the extent that any Intellectual Property or Intellectual Property Rights have been developed or created by a third party for the Company or any of its Subsidiaries and is incorporated into any Company Product, the Company has a written agreement with such third party with respect thereto and the Company thereby either (i) has obtained ownership of, and is the exclusive owner of, or
(ii) has obtained a perpetual, transferable license (sufficient for the conduct of its business as currently conducted or proposed to be conducted by the Company as per the Company SEC filings) to all such third party's Intellectual Property Rights in such Intellectual Property or Intellectual Property Rights by operation of law or by valid assignment.

    (k) The Company Intellectual Property, together with any Intellectual Property Rights licensed to the Company on a non-exclusive basis, constitute all the Intellectual Property and Intellectual Property Rights material to the business of the Company and its Subsidiaries as it currently is conducted or proposed to be conducted by the Company as per the Company SEC filings or which are used in and/or necessary to the conduct of such business, including the design, development, manufacture, use, import and sale of the Company Products.

    (l) No person who has licensed any Intellectual Property or Intellectual Property Rights to the Company or any of its Subsidiaries has ownership rights or license rights to improvements made by or for the Company or any of its Subsidiaries in such Intellectual Property or Intellectual Property Rights.

    (m) No open source or public library software, including any version of any software licensed pursuant to any GNU public license, was used in the development or modification of any software that is or was the Company Intellectual Property or is incorporated into any Company Product.

    (n) No government funding, facilities of a university, college, other educational institution or research center or funding from third parties was used in the development of any Company Intellectual Property. To the knowledge of the Company, no Employee or independent contractor of the Company or any of its Subsidiaries, who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, has performed services for the government, university, college, or other educational institution or research center during a period of time during which such Employee or independent contractor was also performing services for the Company or any of its Subsidiaries, the effect of which would confer on such government, university, college, or other educational institution or research center any interest in such Company Intellectual Property.

    (o) All Company Intellectual Property is freely transferable, conveyable, and/or assignable by the Company and/or the Buyer, to any entity located in any jurisdiction in the world without any restriction, constraint, control, supervision, or limitation whatsoever. Section 3.16(o) of the Company Disclosure Letter describes all restrictions, constraint, control, supervision, fees, penalties, royalties, assessments or limitations that could be imposed by the OCS or any other Governmental Entity or quasi-governmental entity on the ownership, place, method and scope of exploitation of any Intellectual Property (including the operation of the business of the Company or its Subsidiaries as it is currently conducted, including the design, development, use, import, branding, advertising, promotion, marketing, manufacture and sale of the Company Products. Notwithstanding anything in the Disclosure Schedule to the contrary, none of the intellectual property developed as a result of the Company's involvement with the Magnet Program and/or the Magnet Consortium constitutes intellectual property which is material to the Company's Intellectual Property estate.

    (p) The operation of the business of the Company and its Subsidiaries as it is currently conducted or proposed to be conducted by the Company as per the Company SEC filings, including the design, development, use, import, branding, advertising, promotion, marketing, manufacture and sale of the Company Products, does not and will not when conducted by the Buyer and/or the Company or its Subsidiaries in substantially the same manner following the Closing infringe or misappropriate any Intellectual Property Right of any person, violate any right of any person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction, and neither the Company nor any of its Subsidiaries has received notice from any person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of the Company or any of its Subsidiaries infringes or misappropriates any Intellectual Property Right of any person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does the Company have knowledge of any basis therefor).

    (q) No Company Intellectual Property, Company Product or service of the Company or its Subsidiaries is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or its Subsidiaries or may be reasonably expected to materially and adversely affect the validity, use or enforceability of such Company Intellectual Property.

    (r) Other than inbound publicly available "shrink-wrap" and other publicly-available commercial binary code end-user licenses, and outbound "shrink-wrap" licenses in the forms set forth on Section 3.16(r) of the Company Disclosure Letter, Section 3.16(r) of the Company Disclosure Letter lists all material Contracts to which the Company and any of its Subsidiaries is a party with respect to any Intellectual Property or Intellectual Property Rights. All such Contracts are in full force and effect in accordance with their respect terms. Neither the Company nor any of its Subsidiaries is in material breach of and neither the Company nor any of its Subsidiaries has failed to perform in any material respect under, any of the foregoing Contracts and, to the Company's knowledge, as of the date hereof, no other party to any such Contract is in breach thereof or has failed to perform in any material respect thereunder. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of such Contracts. Following the Closing Time, the Buyer will be permitted to exercise all of the Company's rights under such Contracts to the same extent the Company and its Subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without being required to pay any additional amounts or consideration other than fees, royalties or payments which the Company would otherwise be required to pay had such transactions contemplated hereby not occurred.

    (s) Other than in connection with the sale of its products in the ordinary course of its business, Section 3.16(s) of the Company Disclosure Letter lists all material Contracts between the Company or its Subsidiaries and any other person wherein or whereby the Company or any of its Subsidiaries has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by the Company or any of its Subsidiaries or such other person of the Intellectual Property Rights of any person other than the Company and its Subsidiaries.

    (t) There are no Contracts between the Company (or any of its Subsidiaries) and any other person with respect to Company Intellectual Property under which there is any dispute regarding the scope of such agreement, or performance under such agreement, including with respect to any payments to be made or received by the Company or any of its Subsidiaries thereunder.

    (u) To the Company's knowledge, no person is infringing or misappropriating any Company Intellectual Property Right.

    (v) The Company and each of its Subsidiaries has protected the Company's and each of its Subsidiaries' rights in confidential information and trade secrets of the Company and its Subsidiaries or provided by any other person to the Company to the extent reasonable and customary in the industry in which the Company operates. The Company has and enforces a policy requiring each Employee of the Company or any of its Subsidiaries to execute a Proprietary Rights and Confidentiality Agreement substantially in the form set forth in
Section 3.16(v) of the Company Disclosure Letter and either (i) all current and former Employees of the Company and its Subsidiaries who have created or modified any of the Company Intellectual Property have executed such an agreement assigning all of the rights of such Employees in and to such Company Intellectual Property to the Company or (ii) if an Employee has not executed such an agreement so assigning such rights to the Company, the Employee is deemed to have assigned such rights to the Company by operation of law, excluding any failure by a non-material Employee or contractor to execute an assignment agreement that does not result in the loss of any Intellectual Property.

    (w) Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to the Buyer, by operation of law or otherwise, of any Contracts to which the Company or any of its Subsidiaries is a party, will result in (i) any third party being granted rights or access to, or the placement in or release from escrow, of any Company Intellectual Property (including source code for any software belonging to the Company or any of its Subsidiaries), (ii) the Buyer or any of its Subsidiaries granting to any third party any right to or with respect to any Intellectual Property or Intellectual Property Right owned by, or licensed to, either of them pursuant to any Contract to which the Company or any of its Subsidiaries is a party or by which it is bound, (iii) the Buyer or any of its Subsidiaries being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses, or (iv) the Buyer or any of its Subsidiaries being obligated to pay any royalties or other amounts to any third party in excess of those payable by the Company or its Subsidiaries prior to the Closing pursuant to any Contract to which the Company or any of its Subsidiaries is a party or by which any of them is bound.

    3.17  AGREEMENTS, CONTRACTS AND COMMITMENTS.

    (a) Neither the Company nor any of its Subsidiaries is a party to or is bound by:

        (i) any written employment or consulting agreement, contract or commitment with any officer, director, Employee or member of the Company Boards, or any service, operating or management agreement, other than those that are terminable by the Company or any of its Subsidiaries on no more than thirty (30) days' notice without liability or financial obligation to the Company or any of its Subsidiaries;

        (ii) any agreement of indemnification or any guaranty other than any agreement of indemnification entered into in connection with a Lease in respect of real property not situated in Israel for the benefit of the landlord and its mortgage or in connection with the sale of products in the ordinary course of business consistent with past practice pursuant to the Company's standard form agreement previously delivered by the Company to the Buyer;

       (iii) any material Contract containing any covenant limiting in any respect the right of the Company or any of its Subsidiaries to engage in any line of business or to compete with any person or entity or granting any exclusive distribution rights;

        (iv) any Contract currently in force relating to the disposition or acquisition by the Company or any of its Subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which the Company or any of its Subsidiaries has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than the Subsidiaries of the Company;

        (v) any dealer, distributor, joint marketing or development Contract currently in force under which the Company or any of its Subsidiaries have continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty upon notice of ninety
    (90) days or less, or any material agreement pursuant to which the Company or any of its Subsidiaries have continuing material obligations to jointly develop any intellectual property that will not be owned, in whole or in part, by the Company or any of its Subsidiaries and which may not be canceled without penalty upon notice of ninety (90) days or less;

        (vi) any Contract currently in force to license any third party to manufacture or reproduce any product, service or technology of the Company or any of its Subsidiaries or any Contract currently in force to sell or distribute any products, service or technology of the Company or any of its Subsidiaries except agreements with distributors or sales representatives in the normal course of business cancelable without penalty upon notice of ninety (90) days or less and substantially in the form previously provided to the Buyer;

       (vii) any Contract currently in force to provide source code or design specifications to any third party for any product or technology that is material to the Company and its Subsidiaries taken as a whole;

      (viii) any mortgages, indentures, guarantees, other Encumbrances, loans or credit agreements, security agreements or other agreements or instruments relating to, or securing, the borrowing of money or extension of credit (other than mortgages made by a landlord under a Lease to which mortgage the Company is not a party but the Lease may be subject);

        (ix) any material settlement agreement under which the Company has ongoing obligations.

    (b) Other than Leases, neither the Company nor any of its Subsidiaries nor, to the Company's knowledge, any other party to a Company Contract, is in breach, violation or default under, and neither the Company nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the Company Contract in such a manner as would permit any other party to cancel or terminate any such Company Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate), subject to the representations and warranties contained in
Section 3.13, including without limitation, Section 3.13(c). The Company has made available to the Buyer true and correct copies of any Contracts (excluding purchase orders) the Company and its Subsidiaries may have with its top ten customers measured by revenue.

    (c) Neither the Company nor any of its Subsidiaries is restricted by agreement from carrying on its business anywhere in the world.

    (d) Neither the Company nor any of its Subsidiaries has any power of attorney outstanding or any obligations or liabilities (whether absolute, accrued, contingent or otherwise), as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person, corporation, partnership, joint venture, association, organization or other entity.

    3.18 OPINION OF FINANCIAL ADVISOR. The Company Boards have been advised by the Company's financial advisor, Gleacher & Co. LLC, that in its opinion, as of the date of this Agreement, the Offer Price is fair to the holders of Company Shares from a financial point of view, and the Company will provide a copy of the written confirmation of such opinion to the Buyer as soon as reasonably practicable.

    3.19 INSURANCE. The Company and each of its Subsidiaries maintain Insurance Policies which the Company believes are upon terms that are reasonable and adequate for and are of the type and in amounts customarily carried by persons conducting businesses, operations, properties and locales similar to those of the Company and its Subsidiaries. There is no material claim by the Company or any of its Subsidiaries pending under any of the material Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All insurance policies referred to in this Section are valid and binding in accordance with their terms, except to the extent such enforceability may be limited by the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar law affecting creditors' rights generally and general principles of equity or public policy (regardless of whether such enforceability is considered in a proceeding in equity or at law), and are in full force and effect.

    3.20 BOARD APPROVAL. Each of the Company Boards, at a combined meeting duly called and held on September 5, 2001, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Offer, are at a price and on terms that are favorable and fair to and in the best interests of the Company and its shareholders; (ii) approved this Agreement and the transactions contemplated hereby, including the Offer, in all respects; and
(iii) resolved to recommend that the Company Shareholders accept the Offer and tender their Company Shares thereunder to the Buyer or a Subsidiary of the Buyer and vote at the EGM in favor of (x) the appointment of new members to the Company Boards in accordance with the designation of the Buyer, (y) the amendment of the Company's Articles of Association attached hereto as EXHIBIT E and (z) taking all actions reasonably necessary to accomplish any part of the Post-Closing Reorganization.

    3.21  ENVIRONMENTAL MATTERS.

    (a) Each of the Company and its Subsidiaries is in material compliance with all Environmental Laws. Such compliance includes, but is not limited to, the possession by the Company and each of its Subsidiaries of all permits and other governmental Approvals required under all applicable Environmental Laws, and compliance with the terms and conditions thereof. Each permit and other governmental Approval currently held by the Company and each of its Subsidiaries pursuant to the Environmental Laws is specifically identified in the Company Disclosure Letter.

    (b) Neither the Company nor any of its Subsidiaries has received any communication (written or oral), whether from a Governmental Entity, citizens group, employee or otherwise, that alleges that the Company or any of its Subsidiaries is not in full compliance with any Environmental Laws. The Company has delivered to the Buyer prior to the execution of this Agreement all information (whether oral or written and including, but not limited to, assessments, reports, data, results of investigations or audits) that is in the possession of or reasonably available to the Company or any of its Subsidiaries regarding the evaluation of material environmental matters pertaining to, or the environmental condition of, the businesses of the Company and its Subsidiaries or the compliance (or non-compliance) by the Company or any of its Subsidiaries with any Environmental Laws.

    (c) There is no Environmental Claim by any Person that is pending or, to the Company's knowledge, threatened against the Company or any of its Subsidiaries, or against any Person whose liability for any Environmental Claim the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law.

    (d) There are no past or present actions, activities, circumstances, conditions, events or incidents, including the release, emission, discharge, presence or disposal of any Materials of Environmental Concern, that could result in a risk of any material Environmental Claim being asserted against the Company or any of its Subsidiaries or, to the knowledge of the Company, against any Person whose liability for any Environmental Claim the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law.

    (e) Without in any way limiting the generality of the foregoing, (i) all on-site and off-site locations where the Company or any of its Subsidiaries has (previously or currently) stored, disposed or arranged for the disposal of Materials of Environmental Concern are specifically identified in the Company Disclosure Letter, (ii) all underground storage tanks, and the capacity and contents of such tanks, located on any property owned, leased, operated or controlled by the Company or any of its Subsidiaries, to the Company's knowledge, are specifically identified in the Company Disclosure Letter,

(iii) there is, to the Company's knowledge, no asbestos contained in or forming part of any building, building component, structure or office space owned, leased, operated or controlled by the Company or any of its Subsidiaries and
(iv) no PCBs or PCB-containing items are, to the Company's knowledge, used or stored at any property owned, leased, operated or controlled by the Company or any of its Subsidiaries.

    (f) None of the Company or any of its Subsidiaries is, to the Company's knowledge, subject to any order or judgement issued pursuant to any Environmental Laws requiring (i) the performance of site assessment for Materials of Environmental Concern, (ii) the removal or remediation of Materials of Environmental Concern, (iii) the giving of notice to, or receiving the approval of, any Governmental Entity or (iv) the recording or delivery to any other Person of any disclosure document or statement pertaining to environmental matters by virtue of the transactions contemplated hereby or as a condition to the effectiveness of any such transactions.

    (g) The Company has not sold or distributed any Materials of Environmental Concern, or any substances, preparations, mixtures or products containing or comprising Materials of Environmental Concern (collectively, "COMPANY PRODUCTS OF CONCERN"), nor to the knowledge of the Company has any other Person sold or distributed any Company Products of Concern, in any country (including, without limitation, the U.S., European Union, New Zealand, Australia, Japan, Philippines, Republic of Korea, Canada and the People's Republic of China) which has chemical registration requirements (including, without limitation, and by way of example, the Toxic Substances Control Act, 15 U.S.C. Section 2601 ET SEQ. and related foreign laws) except in compliance in all material respects with all such requirements.

    3.22 GRANTS, INCENTIVES AND SUBSIDIES. Section 3.22 of the Company Disclosure Letter provides a complete list of all pending and outstanding grants, incentives (including, Tax incentives) and subsidies (collectively, "GRANTS") from the Government of the State of Israel or any agency thereof, or from any foreign governmental or administrative agency, granted to the Company or any of its Subsidiaries, including, without limitation, (i) Approved Enterprise Status from the Investment Center, (ii) Grants from or administered by the OCS or by The Director General of the Israeli Ministry of Industry and Trade, (iii) the Israel-US Binational Industrial Research and Development Foundation (BIRD), (iv) the Magnet DPI 2000 Program ("DPI 2000"), and (v) the Print IT Program administered by the European Union ("PRINT IT"). Section 3.22 of the Company Disclosure Letter includes correct copies of all documents evidencing Grants submitted by the Company or any of its Subsidiaries, all applications submitted in connection with any Grants and all letters of approval, and supplements thereto, granted to the Company or any of its Subsidiaries and, without derogating from the generality of the foregoing, in respect of Tax incentives, the period for which Tax incentives apply and the nature of such Tax incentives. Section 3.22 of the Company Disclosure Letter details and attaches copies of all material undertakings of the Company or any of its Subsidiaries given in connection with the Grants. Without limiting the generality of the above, Section 3.22 of the Company Disclosure Letter includes the aggregate amounts of each Grant, and the aggregate outstanding obligations thereunder of the Company or any of its Subsidiaries with respect to royalties, or the outstanding amounts to be paid by the OCS to the Company or any of its Subsidiaries and the composition of such obligations or amount by the product or product family to which it relates. The Company and its Subsidiaries are in compliance, in all material respects, with the terms and conditions of their respective Grants and have duly fulfilled, in all material respects, all the undertakings relating thereto. To the Company's knowledge, the Company is not aware of any event or other set of circumstances which might lead to the revocation or material modification of any of the Grants. All Intellectual Property created, discovered, arising or resulting from any research or development that has, directly or indirectly, in whole or in part, been funded or financed by any Grant ("GRANT FUNDED IP") is Company Intellectual Property, the exclusive ownership, right and title in respect thereof vests in the Company or its Subsidiaries. Section 3.22 of the Company Disclosure Letter details all Grant Funded IP and the relevant Grant that funded or financed the same. To the extent any Grant Funded IP is registered in the name of, or is owned or vests in the Company or any of its non-Israeli Subsidiaries the Company and its Subsidiaries have received all necessary Approvals (including, Approvals required pursuant to Section 19 of the Israeli Encouragement of Industrial Research and Development Law 1984 and Approvals as may be required pursuant to the terms of any letter of undertakings given in connection therewith) in connection with the transfer to, registration or ownership of such Grant Funded IP by, the Company or its non-Israeli Subsidiaries as aforesaid. Copies of such Approvals are attached to Section 3.22 of the Company Disclosure Letter. Save in respect to those limited items of Grant Funded IP detailed in Section 3.22 of the Company Disclosure Letter that arose or resulted from research funded, as aforesaid, by Grants received by the Company or any of its Subsidiaries within the framework of the DPI 2000 (such Grant Funded IP, the "MAGNET IP"), none of the Grant Funded IP is subject, under the terms of any Grant, as a result of receiving such Grant or under the rules of the DPI 2000 or the Print IT, to licenses to third parties. All rights of any third parties, under the terms of the DPI 2000 or the Print IT, in and to the Grant Funded IP are detailed in
Section 3.22 of the Company Disclosure Letter. Except for the approvals of the Investment Center and the OCS referred to in Section 6.11(a)(iii) below, no consent or approval of any Person or any Governmental Entity is required, by reason of the consummation of the Offer or any of the transactions contemplated hereunder, in order to preserve the entitlement of the Company or any of its Subsidiaries to any of the Grants. The Grant Funded IP is not Company Core Technology. The Magnet IP does not constitute Intellectual Property that is material to the business of the Company or any of its Subsidiaries. No government funding, facilities of a university, college, other educational institution or research center or funding from third parties was used in the development of any Company Core Technology. Further, all activities related to the Company's (or any of its Subsidiaries) overall involvement in the DPI 2000 or the Print IT, or any other similar program, have been at all times kept fully separated from all other development activities and no Intellectual Property or Intellectual Property Right has been, or could be construed as being, tainted as a result of the Company's (or any of its Subsidiaries) membership, participation (or overall involvement with) in the DPI 2000 or the Print IT or any other similar program.

    3.23  DISCLOSURE.

    The Company has not failed to disclose to the Buyer any facts material to the business, results of operations, assets, liabilities or financial condition of the Company or its Subsidiaries. No representation or warranty by the Company contained in this Agreement and no statement contained in any document (including financial statements and the Company Disclosure Letter), certificate, or other writing furnished or to be furnished by the Company to the Buyer or any of its representatives pursuant to the provisions hereof or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF BUYER

    The Buyer represents and warrants to the Company, subject to such exceptions as are disclosed in writing in the disclosure letter supplied by the Buyer to the Company dated as of the date hereof (the "BUYER DISCLOSURE LETTER"), which Buyer Disclosure Letter shall provide an exception to or otherwise qualify the representations and warranties of the Buyer (i) contained in the section of this Agreement corresponding by number to such disclosure, and (ii) contained in any other section of this Agreement where the nature of such exception or qualification is readily apparent from the face of such disclosure, as follows:

    4.1 ORGANIZATION. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted,

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except where the failure to do so would not, in the aggregate, have a Buyer
Material Adverse Effect. Each of the Buyer and its Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, in the aggregate, have a Buyer Material Adverse Effect.

    4.2 CERTIFICATE OF INCORPORATION AND BYLAWS. The Buyer is not in violation of any provision of its certificate of incorporation or bylaws (together, the "BUYER CHARTER DOCUMENTS"), except where the violation of any Buyer Charter Document would not, in the aggregate, have a Buyer Material Adverse Effect.

    4.3 CAPITALIZATION. As of the date of this Agreement, the authorized capital stock of the Buyer consists of 9,600,000,000 shares of Buyer Common Stock and 300,000,000 shares of Buyer Preferred Stock. As of the close of business on July 31, 2001, 1,939,159,231 shares of Buyer Common Stock were issued and outstanding and no shares of Buyer Preferred Stock were issued or outstanding. All of the issued and outstanding shares of Buyer Common Stock are duly authorized, validly issued, fully paid and nonassessable.

    4.4 AUTHORITY RELATIVE TO THIS AGREEMENT. The Buyer has all necessary corporate power and authority to execute and deliver this Agreement and the CVR Agreement and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the CVR Agreement by the Buyer and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer, and no other corporate proceedings on the part of the Buyer are necessary to authorize this Agreement and the CVR Agreement or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and the CVR Agreement shall have been on the Closing Time, duly and validly executed and delivered by the Buyer and, assuming the due authorization, execution and delivery by the Company, constitute legal and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, except to the extent that (i) enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditor rights, (ii) the enforcement thereof may be limited by general equitable principles (regardless of whether such enforcement is considered in a proceeding at law or in equity), and (iii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

    4.5 ISSUANCE OF BUYER COMMON STOCK. When issued in accordance with the terms of this Agreement, the shares of Buyer Common Stock to be issued pursuant to the Offer will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

    4.6  NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

    (a) The execution and delivery of this Agreement and the CVR Agreement by the Buyer do not, and the performance of this Agreement and the CVR Agreement by the Buyer shall not, (i) conflict with or violate the Buyer Charter Documents,
(ii) subject to obtaining the consents, approvals, authorization and permits, and making the filings and notifications, set forth in Section 4.6(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Buyer or any of its Subsidiaries or by which it or their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Buyer's or any such Subsidiary's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Buyer or any of its Subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Buyer or any of its Subsidiaries is a party or by which the Buyer or any of its Subsidiaries or its or any of their respective properties are bound or affected, except to the extent such conflict, violation, breach, default, impairment or other effect could not in the case of clauses (ii) or (iii), individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

    (b) The execution and delivery of this Agreement and the CVR Agreement by the Buyer does not, and the performance of this Agreement and the CVR Agreement by the Buyer shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, the notification requirements of the HSR Act and Foreign Filings, the rules and regulations of the NYSE, NASD or NASDAQ, the consent of the Investment Center, the consent of the OCS, the approval of the Israeli Commissioner of Restrictive Trade Practices and the Israeli Securities Exemption;
(ii) applicable consultation with all trade union representatives and bodies under applicable employment laws, including, without limitation, the Dutch SER Merger Rules; and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, (A) would not prevent consummation of the Offer or the Post-Closing Reorganization or otherwise prevent the Buyer from performing its obligations under this Agreement and the CVR Agreement, or (B) could not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

    4.7  SEC FILINGS; FINANCIAL STATEMENTS.

    (a) A true and complete copy of each annual, quarterly and other report, registration statement, and definitive proxy statement filed by the Buyer with the SEC since December 31, 2000 (the "BUYER SEC REPORTS") is available on the Web site maintained by the SEC at http://www.sec.gov. As of their respective dates or, if amended, as of the date of the last such amendment, the Buyer SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

    (b) At their respective dates, each set of consolidated financial statements (including, in each case, any related notes thereto) contained in the Buyer SEC Reports was prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Exchange Act) and each fairly presents the consolidated financial position of the Buyer and its Subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to the absence of footnotes and normal adjustments which (in addition to those noted therein) were not or are not expected to be material in amount.

    4.8 OWNERSHIP OF COMPANY COMMON STOCK. The Buyer and its Subsidiaries own 14,814,815 Company Shares as of the date of this Agreement.

    4.9 ABSENCES OF CERTAIN CHANGES OR EVENTS. Since June 30, 2001, there has not been any Buyer Material Adverse Effect.

                                   ARTICLE V
                                INTERIM CONDUCT

    5.1 CONDUCT OF BUSINESS BY COMPANY. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing Time, the Company and each of its Subsidiaries shall carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in material compliance with all applicable laws and regulations, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees and others with which it has significant business dealings. In addition, the Company will promptly notify the Buyer of any material event involving its business or operations occurring outside the ordinary course of business.

    In addition, except as disclosed in Section 5.1 of the Company Disclosure Letter, without the prior written consent of the Buyer, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing Time, the Company shall not do any of the following and shall not permit its Subsidiaries to do any of the following:

    (a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability or vesting of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any such plans;

    (b) Grant any severance or termination pay or benefits, or payments or benefits triggered by a change of control or acquisition (including the Offer), to any Employee except to persons who are Employees of the Company as of the date hereof pursuant to written agreements outstanding, or written policies existing, on the date hereof and disclosed on Section 3.11 of the Company Disclosure Letter (PROVIDED, HOWEVER, that the Company shall not grant, or offer to grant, any such severance or termination payments or benefits, or payments or benefits triggered upon a change of control or acquisition (including the Offer), to any person who is hired or offered employment with the Company on or after the date hereof), or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof, or take any other action that would trigger the payment of any severance payments or other benefits pursuant to any agreement;

    (c) Transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Company Intellectual Property, or enter into grants to transfer or license to any person future patent rights, other than non-exclusive licenses granted to resellers and end-users in the ordinary course of business consistent with past practices;

    (d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock, except for dividends or other distributions paid to the Company by any of its wholly-owned Subsidiaries;

    (e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the Company or its Subsidiaries;

    (f) Issue, deliver, sell, authorize, pledge or otherwise encumber or propose any of the foregoing with respect to any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, or grant any equity-based compensation whether payable in cash or stock, other than the issuance delivery and/or sale of (x) Company Shares pursuant to the exercise of stock options, warrants and convertible preferred stock outstanding as of the date of this Agreement, and (y) Company Shares issuable to participants in the ESPP consistent with the terms thereof;

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
    (g) Cause, permit or propose any amendments to the Company's Articles of Association (or similar governing instruments of any of its Subsidiaries);

    (h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire all or substantially all of the assets of any of the foregoing, or purchase any equity interest in any of the foregoing or enter into any joint ventures, strategic partnerships or alliances;

    (i) Sell, lease, license, encumber or otherwise dispose of any properties or assets except sales or leases of inventory in the ordinary course of business consistent with past practice, and except for the sale, lease or disposition (other than through licensing unless permitted by Section 5.1(c)) of property or assets which are not material, individually or in the aggregate, to the business of the Company and its Subsidiaries, taken as a whole;

    (j) Materially modify, amend or terminate any existing lease, license or contract affecting the use, possession or operation of any material properties or material assets; grant or otherwise create or consent to the creation of any easement, covenant, restriction, assessment or charge which would materially and adversely affect the Company's use, or the value of, any material owned property or leased property; convey, assign, sublease, license or otherwise transfer all or any portion of any material real property or any interest or rights therein; commit any waste or nuisance on any such property; or make any material changes in the construction or condition of any such property;

    (k) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than in connection with the financing of working capital consistent with past practice;

    (l) Adopt or amend any employee benefit plan, policy or arrangement; any employee stock purchase or employee stock option plan; or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable "at will"); pay any special bonus or special remuneration to any director or employee other than consistent with past practice; or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants except, in each case, as may be required by law or for normally scheduled increases in the ordinary course;

    (m) (i) pay, discharge, settle or satisfy any material litigation (whether or not commenced prior to the date of this Agreement) or any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, or liabilities recognized or disclosed in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company SEC Reports or incurred since the date of such financial statements in the ordinary course of business consistent with past practices, or (ii) waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality or similar provisions of any agreement to which the Company or any of its Subsidiaries is a party or of which the Company or any of its Subsidiaries is a beneficiary;

    (n) Except in the ordinary course of business consistent with past practice, modify, amend or terminate any Company Contract or waive, delay the exercise of, release or assign any material rights or claims thereunder;

    (o) Except as required by U.S. GAAP, revalue any of its assets or make any change in accounting methods, principles or practices;

    (p) Make any payment or series of related payments outside the ordinary course of business, or enter into any Contract or series of related Contracts outside the ordinary course of business requiring the Company or any of its Subsidiaries to pay, in excess of $250,000 in the aggregate;

    (q) Make any Tax election or accounting method change inconsistent with past practice that, individually or in the aggregate, would be reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of the Company or any of its Subsidiaries, taken as a whole, settle or compromise any material Tax liability;

    (r) Hire any employee; or

    (s) Agree in writing or otherwise to take any of the actions described in
Section 5.1 (a) through (r) above.

                                   ARTICLE VI
                             ADDITIONAL AGREEMENTS

    6.1 CONFIDENTIALITY; ACCESS TO INFORMATION. The parties acknowledge that the Company and the Buyer have previously executed a Confidentiality Agreement, which will continue in full force and effect in accordance with its terms. The Company will afford the Buyer and its accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of the Company during the period prior to the Closing Time to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of the Company and its Subsidiaries, as the Buyer may reasonably request. No information or knowledge obtained by the Buyer in any investigation pursuant to this Section 6.1 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Offer.

    6.2  NO SOLICITATION.

    (a) From and after the date of this Agreement until the Closing Time or termination of this Agreement pursuant to Article VII, the Company and its Subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney, accountant, consultant or other agent, advisor or representative retained by any of them to, directly or indirectly, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal, (ii) engage or participate in any discussions or negotiations regarding, or furnish to any person any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to any person that has made, or take any other action intended to assist or facilitate any inquiries or the making, submission, or announcement of any proposal that constitutes or would reasonably be expected to lead to, any Acquisition Proposal, (iii) approve, endorse or recommend any Acquisition Proposal or (iv) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Transaction; PROVIDED, HOWEVER, that nothing contained in this Section 6.2(a) shall prohibit the Company or the Company Boards from taking and disclosing to the Company Shareholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; PROVIDED, FURTHER, that the aforementioned proviso shall not permit the Company or the Company Boards to withhold, withdraw, modify or change in a manner adverse to the Buyer, or fail to make, any of its Recommendations in connection with, or approve, endorse or recommend, any Acquisition Proposal.

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    (b) In addition to the obligations of the Company set forth in paragraph (a) of this Section 6.2, the Company as promptly as practicable, and in any event within 24 hours, shall advise the Buyer orally and in writing of
(i) any request for information which the Company reasonably believes would lead to an Acquisition Proposal or of any Acquisition Proposal, or any inquiry with respect to or which the Company reasonably believes would lead to any Acquisition Proposal, (ii) the material terms and conditions of such request, Acquisition Proposal or inquiry, and (iii) the identity of the person or group making any such request, Acquisition Proposal or inquiry. The Company will keep the Buyer informed in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.

    6.3 PUBLIC DISCLOSURE. The Buyer and the Company will consult with each other, and agree, before issuing any press release, and will consult with each other and to the extent practicable, agree, before otherwise making any public statement with respect to the Offer, this Agreement, the other party, or an Acquisition Proposal, and will not issue any such press release or make any such public statement prior to such agreement or consultation, as applicable, except as may be required by law or any listing agreement with a national securities exchange, in which case reasonable efforts to consult with the other party will be made prior to any such release or public statement.

    6.4  COMMERCIALLY REASONABLE EFFORTS; NOTIFICATION.

    (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all reasonable actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including to accomplish the following: (i) causing of the conditions precedent set forth on Annex I hereto be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all commercially reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, the Company and the Company Boards shall, if any state or foreign takeover statute or similar statute or regulation is or becomes applicable to this Agreement or any of the transactions contemplated by this Agreement, use its best efforts to take, or cause to be taken, all reasonable actions to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement and the transactions contemplated hereby. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require the Buyer or the Company or any Subsidiary or affiliate thereof to make proposals, execute or carry out agreements or submit to orders providing for the sale, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of the Buyer, any of its affiliates or Company or its Subsidiaries or the holding separate of the Company Shares or imposing or seeking to impose any limitation on the ability of the Buyer or any of its subsidiaries or affiliates to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the Company Shares.

    (b) Each of Company and Buyer will give prompt notice to the other of
(i) any notice or other communication from any person alleging that the consent of such person is or may be required in

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connection with the transactions contemplated hereby, (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated hereby, (iii) any litigation relating to, involving or otherwise affecting Company, the Buyer or their respective Subsidiaries that relates to the consummation of the transactions contemplated hereby. The Company shall give prompt notice to the Buyer upon becoming aware that any representation or warranty made by it contained in this Agreement has become materially untrue or inaccurate, or of any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; PROVIDED, HOWEVER, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

    6.5 THIRD PARTY CONSENTS. As soon as practicable following the date hereof, the Company will use commercially reasonable efforts to obtain all consents, waivers and approvals set forth in Section 6.5 of the Company Disclosure Letter or otherwise required as a result of the pendency or consummation of the Offer.

    6.6  STOCK OPTIONS; ESPP; WARRANTS.

    (a) STOCK OPTIONS. Unless the Buyer and the Company agree otherwise and subject to local laws, the Buyer shall take all actions necessary to convert each outstanding option to purchase Company Shares (each, a "COMPANY STOCK OPTION" and, collectively, the "COMPANY STOCK OPTIONS") that is outstanding immediately prior to the Closing Time into a stock option to purchase the Buyer Shares subject to the Buyer 2000 Stock Plan with substantially equal value and substantially equivalent provisions as the Company Stock Option (collectively, the "BUYER STOCK OPTIONS"), effective immediately after the Closing Time.

        (i) Unless the Buyer and the Company agree otherwise and subject to local laws, the Company shall use commercially reasonable efforts, to the extent the Buyer provides funding for such activity, to repurchase prior to the Closing Time each outstanding Company Stock Option that is outstanding and held by an optionee who is not an employee of the Company or any of its Subsidiaries.

        (ii) Unless the Buyer and the Company agree otherwise and subject to local laws, each Buyer Stock Option covering a Company Stock Option intended to qualify as an incentive stock option under Section 422 of the Code
    (A) shall be exercisable for, and represent the right to acquire, that number of shares of Buyer Common Stock (rounded down to the nearest whole share) equal to (i) the number of Company Shares subject to such Company Stock Option in effect immediately prior to the Closing Time multiplied by
    (ii) the Fixed Offer Price; and (B) shall have an exercise price per share of Buyer Common Stock subject to such converted Company Stock Option equal to (i) the exercise price per Company Share subject to such Company Stock Option in effect immediately prior to the Closing Time divided by (ii) the Fixed Offer Price (rounded up to the nearest whole cent). With respect to all other outstanding Company Stock Options, the Buyer shall determine whether the Buyer Stock Options covering all other such Company Stock Options shall (A) (x) be exercisable for, and represent the right to acquire, that number of shares of Buyer Common Stock (rounded up to the nearest whole share) equal to (i) the number of Company Shares subject to such Company Stock Option in effect immediately prior to the Closing Time multiplied by (ii) the Fixed Offer Price; and (y) have an exercise price per share of Buyer Common Stock subject to such converted Company Stock Option equal to (i) the exercise price per Company Share subject to such Company Stock Option in effect immediately prior to the Closing Time divided by
    (ii) the Fixed Offer Price (rounded down to the nearest whole cent) (the "FIXED OPTION ALTERNATIVE") or (B) (x) be exercisable for, and represent the right to acquire shares of Buyer Common Stock pursuant to the terms of the Fixed Option Alternative or, to the extent the holder thereof makes an effective written election prior to the Closing Time, (y) (I) be

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    exercisable for, and represent the right to acquire, a number of units equal to the number of Company Shares subject to such Company Stock Option in effect immediately prior to the Closing Time, each such unit comprised of that number of shares of Buyer Common Stock and CVRs equal to the Contingent Offer Price and (II) have an exercise price per such unit equal to the exercise price per Company Share subject to such Company Stock Option in effect immediately prior to the Closing Time.

       (iii) The Company shall use commercially reasonable efforts to obtain an executed copy of each Buyer Stock Option. Copies of each Buyer Stock Option that are not executed and returned to the Buyer shall not be entered into the Buyer's computer system.

        (iv) Each Company Stock Option may be subject to a blackout period for as brief a period as is reasonably practicable, and in any event not more than two weeks, after the Closing Time due to administrative constraints. Holders of a converted Company Stock Option will not be able to exercise any such option during any such blackout period.

        (v) The Company and the Buyer further agree that each of the Company Option Plans and agreements shall be amended, to the extent necessary, to reflect the transactions contemplated by this Agreement.

    (b) COMPANY WARRANTS. Unless the Buyer and the Company agree otherwise, the Company shall request that all holders of the Company Warrants exercise the Company Warrants prior to the Closing Time. As of the effective time of a Post-Closing Reorganization satisfying the applicable provisions covering mergers, consolidations and/or other similar transactions of the Company Warrants, if any, each remaining outstanding Company Warrant shall cease to represent a right to acquire Company Shares and shall be converted automatically into a warrant to purchase either shares of Buyer Common Stock based on the Fixed Offer Price or, to the extent the holder thereof makes an effective written election prior to the Closing Time, shares of Buyer Common Stock and CVRs based on the Contingent Offer Price (collectively, the "NEW BUYER WARRANTS") in an amount, at an exercise price and subject to such terms and conditions determined as provided below. Each Company Warrant so substituted by the Buyer shall be subject to, and exercisable upon, the same terms and conditions as under the applicable Company Warrant and the applicable warrant agreement related thereto, except that (i) each substituted Company Warrant shall be exercisable for, and represent the right to acquire, either (I) that number of shares of the Buyer Common Stock (rounded to the nearest whole share) equal to (A) the number of Company Shares subject to such Company Warrant in effect immediately prior to the Closing Time multiplied by (B) the Fixed Offer Price; and (ii) the exercise price per share of the Buyer Common Stock subject to such substituted Company Warrant shall be an amount equal to (A) the exercise price per Company Share subject to such Company Warrant in effect immediately prior to the Closing Time divided by (B) the Fixed Offer Price (rounded up to the nearest whole cent) or (II) a number of units equal to (A) the number of Company Shares subject to such Company Warrant in effect immediately prior to the Closing Time, each such unit comprised of that number of shares of Buyer Common Stock and CVRs equal to the Contingent Offer Price and (ii) the exercise price per such unit subject to such substituted Company Warrant shall be an amount equal to the exercise price per Company Share subject to such Company Warrant in effect immediately prior to the Closing Time. If and to the extent necessary or required by the terms of the Company Warrants or pursuant to the terms of any warrant agreement related thereto, each of the Buyer and the Company shall request the consent of each holder of outstanding Company Warrants to the foregoing treatment of such Company Warrants. The Company will provide any notice to warrantholders required under the terms of each Company Warrant in connection with the Offer.

    (c) ESPP. Unless otherwise agreed upon by the parties and subject to local laws, the Buyer agrees that, from and after the Closing Time, eligible employees of the Company may participate in the Buyer's 2000 Employee Stock Purchase Plan (the "2000 ESPP"), subject to the terms and conditions of

                                       37
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the 2000 ESPP and any special sub-plan thereto created for the purpose of facilitating this special enrollment. Accordingly, Buyer shall take such actions as are necessary to provide for a special offering period that gives eligible employees of the Company, as of the Closing Time, the ability to immediately participate in the 2000 ESPP after the Closing Time.

    6.7  EMPLOYMENT AND EMPLOYEE BENEFITS.

    (a) EMPLOYEES. To the extent required by applicable local law, the Buyer shall assume, perform and discharge the Company's and its Affiliates' obligations, or cause the Company and its Affiliates to perform and discharge such obligations, under all Employment Agreements, except where employees agree to waive their rights under such Employment Agreements or accept other rights or benefits in lieu of the rights and benefits provided in such Employment Agreements. The Buyer shall continue the employment of all of the Company's and its Affiliates' employees, including employees on leaves of absence (together, "TRANSFERRED EMPLOYEES"), except where the Buyer reasonably concludes that any employee's position is redundant in relation to the Buyer's operational needs. Transferred Employees shall initially receive a package of compensation and benefits (including, without limitation, equity compensation) that is approximately equivalent in the aggregate to the compensation and benefits they had received from Company or its Affiliates immediately prior to the Closing Time.

    (b) EMPLOYEE BENEFIT PLANS. The Buyer's U.S. Benefit Plans that provide health, disability, life insurance or other welfare benefits shall provide Transferred Employees and their dependents and beneficiaries with immediate eligibility and coverage after the Closing Time, shall waive any exclusions or limitations with respect to pre-existing conditions, waiting periods, evidence of insurability or good health, and actively-at-work requirements, and shall either (i) provide that any expenses incurred through the Closing Time by Transferred Employees or their covered dependents shall be taken into account for purposes of satisfying applicable deductible, co-insurance and maximum out-of-pocket provisions, or (ii) reimburse Transferred Employees for any duplicate payment of such expenses. The Buyer shall use its best efforts to provide similarly advantageous transition arrangements under its non-U.S. Benefit Plans.

    (c) VACATION. As of the Closing Time, the Buyer shall assume, honor and be responsible for any accrued but unused vacation time to which any Transferred Employee is entitled pursuant to the vacation policy applicable to such employee immediately prior to the Closing Time. The Buyer shall allow each Transferred Employee to use such accrued but unused vacation time under the terms and subject to the conditions of the Buyer's vacation or Flexible Time Off ("FTO") policies and programs, including any terms and conditions of the same that allow unused vacation time to be paid in cash upon an employee's termination of employment with the Buyer. A Transferred Employee's continuous service with the Company and its Affiliates shall be recognized in determining the Transferred Employee's rate of accrual of future vacation time (i) under the Buyer's U.S. vacation or FTO policies and programs and (ii) to the extent it is reasonable under local conditions, under the Buyer's non-U.S. vacation policies and programs.

    (d) 401(k) PLAN. The Company shall 100% vest all plan participants, and terminate, effective as of the day immediately preceding the date the Company becomes a member of the same Controlled Group of Corporations (as defined in Section 414(b) of the Code) as the Buyer (the "401(k) TERMINATION DATE"), any and all 401(k) plans unless the Buyer provides notice to the Company that such 401(k) plan(s) shall not be terminated. The Buyer shall receive from the Company evidence that the Company's plan(s) and/or program(s) have been terminated pursuant to resolutions of each of the Company Boards (the form and substance of such resolutions shall be subject to review and approval of the Buyer), effective as of the 401(k) Termination Date. To the extent permitted by the Buyer's applicable plan and otherwise practicable, the Buyer shall take appropriate steps to enable continuing employees to roll over distributions from the terminated plans (including promissory notes for plan loans) to a tax-qualified defined contribution plan or plans maintained by the Buyer or an affiliate.

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
    6.8 FORM S-8. If necessary, the Buyer (i) agrees to file a registration statement on Form S-8 for the shares of Buyer Common Stock issuable with respect to the Buyer Stock Options as soon as is reasonably practicable after the Closing Date, and in any event no later than one (1) Business Day after the Closing Time; (ii) shall cause all such shares of Buyer Common Stock to be listed on the NYSE; and (iii) shall properly authorize issuance of and reserve an adequate number of shares equal to the number of shares of Buyer Common Stock issuable under all such Buyer Stock Options. The Buyer shall not be required to register any shares issuable upon exercise of stock options which are not eligible to be registered on Form S-8, as determined in good faith by the Buyer and its counsel.

    6.9 INDEMNIFICATION. Buyer hereby agrees, from and after the Closing Time, to indemnify, defend and hold harmless the Company's officers and directors, to the fullest extent provided under the Company Charter Documents as in effect immediately prior to the Closing Time and any indemnification agreements as in effect on the date of this Agreement and under applicable law until the sixth
(6th) anniversary of the Closing Time for all claims arising at or prior to the Closing Time made against such officers or directors in their capacities as such. Buyer will at all times maintain assets sufficient to satisfy its obligations under this Section 6.9. All such indemnification agreements are listed on Section 6.9 of the Company Disclosure Letter.

    6.10 REGULATORY FILINGS. Promptly after the date of this Agreement, the Company and the Buyer each shall file with the FTC and the DOJ Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as make any Foreign Filings that are necessary, material or appropriate. The Company and the Buyer each shall (a) cooperate and coordinate with one another in the making of such filings, (b) supply the other with any information which may be required in order to effectuate such filings, and
(c) supply any additional information which reasonably may be required by the FTC, the DOJ or the competition or acquisition control authorities of any other Governmental Entity; PROVIDED, HOWEVER, that the Buyer shall not be required to agree to any divestiture by the Buyer or the Company or any of the Buyer's Subsidiaries or affiliates of shares of capital stock or of any business, assets or property of the Buyer, or its Subsidiaries or affiliates, or of the Company, or its Subsidiaries or affiliates, or the imposition of any limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

    6.11  ISRAELI APPROVALS.

    (a) GOVERNMENT FILINGS. Each of the Buyer and the Company shall use its commercially reasonable efforts to deliver and file, as promptly as practicable after the date of this Agreement, each notice, report or other document required to be delivered by such party to or filed by such party with any Israeli Governmental Entity with respect to the Offer. Without limiting the generality of the foregoing:

        (i) As promptly as practicable after the date of this Agreement, the Company and the Buyer shall prepare and file the notifications required under the Israeli Restrictive Trade Practices Law, 1968 in connection with the Offer and the transactions contemplated hereunder;

        (ii) The Company and the Buyer shall respond as promptly as practicable to any inquiries or requests received from the Israeli Restrictive Trade Practices Commissioner for additional information or documentation; and

       (iii) The Company shall use all commercially reasonable efforts to obtain, as promptly as practicable after the date of this Agreement, the following consents: (x) approval of the OCS and (y) approval of the Investment Center. In this connection, if required, the Buyer shall provide to the OCS and the Investment Center any information reasonably requested by such authorities and shall, without limitation of the foregoing, execute an undertaking in customary form in which the Buyer undertakes to comply with the OCS laws and regulations and confirm to the OCS and the

    Investment Center that the Company shall continue after the Closing Time to operate in a manner consistent with its previous undertakings to the OCS and the Investment Center.

    (b) LEGAL PROCEEDINGS. Each of the Buyer and the Company shall (i) give the other party prompt notice of the commencement of any legal or administrative proceeding by or before any Israeli Governmental Entity with respect to the Offer or the transactions contemplated hereunder, (ii) keep the other party informed as to the status of any such legal or administrative proceeding, and
(iii) promptly inform the other party of any communication to the Israeli Restrictive Trade Practices Commissioner, the OCS, the Investment Center, the Israel Securities Authority, or any other Israeli Governmental Entity regarding the Offer, or any of the other transactions contemplated by this Agreement. The Buyer and the Company will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Israeli legal or administrative proceeding relating to the Offer. In addition, except as may be prohibited by any Israeli Governmental Entity or by any Israeli legal requirement, in connection with any such legal or administrative proceeding under or relating to the Israeli Restrictive Trade Practices Law or any other Israeli antitrust or fair trade law, each party hereto will permit authorized representatives of the other party to be present at each meeting or conference relating to any such legal or administrative proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Israeli Governmental Entity in connection with any such legal or administrative proceeding.

    (c) ISRAELI INCOME TAX RULING. As soon as reasonably practicable after the execution of this Agreement, the Company shall cause the Company's Israeli counsel, advisors and accountants to prepare and file with the Israeli Income Tax Commissioner an application for a ruling confirming that the conversion of the Company Stock Options into the Buyer Stock Options will not result in a requirement for an immediate Israeli tax payment and that the Israeli taxation will be deferred until the exercise of the Buyer Stock Options, or in the event of substituted Company Stock Options which are part of a "Section 102 Plan," until the actual sale of the shares of Buyer Common Stock by the option holders (the "ISRAELI INCOME TAX RULING"). Each of the Company and the Buyer shall cause their respective Israeli counsel to coordinate all activities, and to cooperate with each other, with respect to the preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Israeli Income Tax Ruling. Subject to the terms and conditions hereof, the Company shall use reasonable best efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to obtain the Israeli Income Tax Rulings, or as appropriate the confirmation referred to in Annex I, as promptly as practicable. Notwithstanding any provisions contained in
Section 5.1 hereof to the contrary, the Company shall be permitted to comply with any conditions contained in the ruling described in this Section 6.11 or reasonable requests made by the Israeli Tax Commissioner in connection with its delivery of such ruling; PROVIDED, HOWEVER, (i) that the Company shall give the Buyer at least three (3) days written notice of any such conditions or requests prior to compliance with such conditions or requests, and (ii) that in no event shall the Company comply with any such condition or request in the event any such condition or request might reasonably be expected to (A) have a Company Material Adverse Effect, (B) prohibit or impair any business practice of the Company, any acquisition of property by the Company or any of its subsidiaries or the conduct of business by the Company of any of its subsidiaries, or
(C) adversely impact or materially delay the consummation of the Offer or any of the other transactions contemplated by this Agreement.

    (d) ISRAELI SECURITIES LAW EXEMPTION. As soon as reasonably practicable after the execution of this Agreement, the Buyer shall prepare and file with the Israeli securities authority ("ISA") an application (i) for an exemption from the requirements of the Israeli Securities Law, 1968 concerning the publication of a prospectus in respect of the exchange of the Company Options for the Buyer Stock

Options, pursuant to Section 15D of the Securities Law of Israel and (ii) for a pre-ruling regarding the inapplicability of the prospectus requirement pursuant to the Israeli Securities Law, 1968, in respect of the exchange offer of the Company Shares for the Offer Price and the exchange of Company Warrants for New Buyer Warrants (the "ISRAELI SECURITIES EXEMPTION"). Each of the Buyer and the Company shall cause their respective Israeli counsel to coordinate all activities, and to cooperate with each other, with respect to the determination of such facts as are required to assess the Buyer's obligations under the Israeli Securities Law, 1968, and with respect to the preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Israeli Securities Exemption. Subject to the terms and conditions hereof, the Buyer and the Company shall use their respective commercially reasonable efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to obtain the Israeli Securities Exemption as promptly as practicable.

    6.12 COMPANY SHAREHOLDER APPROVAL. If approval of the Company Shareholders is required in order to consummate the Post-Closing Reorganization or any of the transactions contemplated thereby, the Company as soon as practicable following the Closing Time, shall submit such transactions to the Company Shareholders for approval as provided by Dutch Law.

    6.13 INSPECTION OF REAL PROPERTY. Subject to and in accordance with Leases, from and after the date of this Agreement, the Buyer and its agents, contractors and representatives shall have the right and privilege, upon at least seventy-two (72) hours prior notice to the Company, of entering upon any or all of the Company Business Facilities during reasonable business hours and of reviewing, at the Buyer's sole expense, the Company's and its Subsidiaries' books and records regarding such properties from time to time as needed to make any inspections, evaluations, surveys or tests which the Buyer may reasonably deem necessary or appropriate. Without limiting the generality of the foregoing, the Buyer and its agents, contractors and representatives shall have the right, at the Buyer's sole expense, and privilege of conducting such engineering studies, seismic tests, environmental studies (including, without limitation, surface and subsurface tests, borings and samplings) and surveys of such properties and such feasibility studies as the Buyer deems necessary or appropriate and to investigate all matters relating to zoning, use and compliance with other applicable laws regarding the use and occupancy of such properties and any proposed impositions, assessments and governmental regulations affecting such properties. The Company shall, and shall procure that its Subsidiaries shall, cooperate reasonably with the Buyer in completing such inspections and evaluations. the Buyer's exercise of its right to inspect such properties, or the Buyer's election not to inspect any property, shall in no way be interpreted as a waiver of any of the Buyer's rights or remedies contained in this Agreement, including, without limitation, the Buyer's right to rely on the Company's representations and warranties made herein.

    6.14 COMPANY AFFILIATE AGREEMENTS. Set forth in Section 6.14 of the Company Disclosure Letter is a complete and accurate list of those persons who may be deemed to be, in the Company's reasonable judgment, the Company Affiliates. The Company will provide the Buyer with such information and documents as the Buyer reasonably requests for purposes of reviewing such list. The Company has delivered herewith written Company Affiliate Agreements substantially in the form attached hereto as EXHIBIT D executed by all Company Affiliates as of the date hereof. Each Company Affiliate Agreement will be in full force and effect as of the Closing Time. The Buyer will be entitled to place appropriate legends on the certificates evidencing any Buyer Common Stock to be received by a Company Affiliate pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Buyer Common Stock, consistent with the terms of the Company Affiliate Agreement.

    6.15 NYSE LISTING. The Buyer agrees to use its commercially reasonable efforts to cause the listing on NYSE, effective as of the Closing Time, of the shares of Buyer Common Stock issuable, and those required to be reserved for issuance, in connection with the Offer, subject to official notice of issuance.

    6.16 CVR AGREEMENT. The Buyer, at or prior to the consummation of the Offer, shall cause the CVR Agreement to be duly authorized, executed and delivered by the Buyer or a Subsidiary of the Buyer.

    6.17  CONSULTATION.

    (a) EMPLOYEE CONSULTATION. The Company and each of its Subsidiaries shall procure compliance with, and satisfaction of, all obligations under the European Communities Council Directive of 14 February 1977 (77/187/EEC) (the "ACQUIRED RIGHTS DIRECTIVE"), equivalent national laws or regulations, or any applicable works council or agreements to provide information about the Offer to employees (or employee representatives of such employees) of the Company or any of its Subsidiaries affected by the Offer and, where required, to consult with such employees or employee representatives and, as the case may be, to continue the consultations with Dutch employees or employee representatives pursuant to the Dutch SER Merger Rules. The Company shall be deemed not to have complied with its obligations under this Section 6.17 if the Company or any of its Subsidiaries has failed prior to the date of this Agreement to satisfy any such obligations in relation of the Offer applying prior to the date of this Agreement.

    (b) ISRAELI EMPLOYEES CONSULTATION. As soon as practicable, and at a time and manner as reasonably determined by the Buyer, after the commencement of the Offer, the Company shall procure that IEPS and P.F.E. Investments Limited shall, in accordance with the Buyer's reasonable directions, notify the current Israeli Employees of the proposed acquisition of Company Shares contemplated hereunder and, together with representatives of the Buyer, hold consultations with such Employees, in such manner as may be mutually agreed upon by the Buyer and the Company as aforesaid, regarding such proposed acquisition.

    6.18 REGISTERED INTELLECTUAL PROPERTY RIGHTS. The Company shall use its commercially reasonable efforts to deliver to the Buyer prior to the Closing Time a written list of all actions that must be taken by the Company or any of its Subsidiaries within one hundred and eighty (180) days of the date 90 days after the execution of this Agreement, including the payment of any registration, maintenance or renewal fees or the filing of any responses to PTO (or any equivalent authority anywhere in the world) office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Registered Intellectual Property Rights.

    6.19 COMPANY TENDER AND VOTING AGREEMENTS. The Company shall use its best efforts to obtain and deliver to the Buyer executed Company Tender Agreements and executed Company Voting Agreements from each of the Company's directors and executive officers as soon as practicable after the date of this Agreement.

    6.20 EMPLOYEE COVENANTS. The Company shall use its commercially reasonable efforts to retain all Company Employees.

    6.21 APPROVED ENTERPRISE COVENANT. The Company shall use its best efforts to cause IEPS to obtain any and all remaining, if any, approvals required for IEPS' status as an Approved Enterprise for the purpose of the Israeli Encouragement of Capital Investments Law, 1959.

    6.22 ENVIRONMENTAL COVENANT. The Company shall cooperate with the Buyer in the review of the Company's regulatory matters, and shall, upon request of the Buyer, made in good faith, take all such actions, implement such registrations, submit such permit applications and seek all such Approvals as may be required, in the good faith judgment of the Buyer, by Environmental Laws to insure that the Company and the products it manufactures, sells or distributes are, and have been at all relevant times, in compliance with all Environmental Laws in all relevant jurisdictions.

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
    6.23 SALE OF COMPANY SHARES. None of the Buyer or any of its Subsidiaries shall sell or otherwise transfer any of such Company Shares (other than to the Buyer or a Subsidiary of the Buyer) until the earlier of the Closing Time or the termination of this Agreement pursuant to Article VII.

    6.24 DUTCH TAX RULING. Promptly after the date of this Agreement, the Company and the Buyer jointly shall file with The Netherlands competent tax authorities an advance tax ruling request, in which the tax authorities are asked to confirm that the conversion of Company Stock Options held by optionees who are employees of the Company or any of its Subsidiaries into Buyer Stock Options will not qualify as an exercise or an alienation within the meaning of
Article 10a(3) of the Wage Withholding Tax Act. The Company shall use all commercially reasonable effort to obtain this advance tax ruling prior to the Closing.

    6.25 TAX PLANNING COOPERATION. Prior to the Closing, the Company shall use its commercially reasonable efforts to cooperate in Buyer's development and implementation of a comprehensive tax planning strategy for the combined entity. The Company shall use its best efforts to obtain any tax rulings that the Buyer requests be obtained.

                                  ARTICLE VII
                       TERMINATION, AMENDMENT AND WAIVER

    7.1 TERMINATION. This Agreement may be terminated and the Offer may be abandoned at any time prior to the Closing Time:

    (a) by mutual written agreement of the Company and the Buyer; or

    (b) by either the Company or the Buyer, if:

        (i) the Offer shall have expired or been terminated in accordance with the terms of this Agreement without the Buyer or a Subsidiary of the Buyer having accepted for exchange any Company Shares pursuant to the Offer; or

        (ii) the Offer has not been consummated on or before August 30, 2002 (the "END DATE"); PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the principal cause of or resulted in the failure of the Offer to have been consummated on or before such date and such action or failure to act constitutes a material breach of this Agreement; or

       (iii) there shall be any applicable law or regulation that makes consummation of the Offer illegal or otherwise prohibited or any judgment, injunction, order or decree of any court or governmental body having competent jurisdiction enjoining the Company or the Buyer from consummating the Offer is entered and such judgment, injunction, judgment or order shall have become final and nonappealable; or

    (c) by the Company, prior to the Closing Time, upon a material breach of any covenant or agreement on the part of the Buyer set forth in this Agreement, or if any representation or warranty of the Buyer shall have been untrue or inaccurate when made or shall have become untrue or inaccurate such that, in the aggregate, in the case of such representations and warranties, such untruths or inaccuracies would reasonably be expected to have a Buyer Material Adverse Effect; PROVIDED, that if such untruth or inaccuracy in the Buyer's representations and warranties or breach by the Buyer is curable by the Buyer through exercise of its commercially reasonable efforts, then the Company may not terminate this Agreement pursuant to this Section 7.1(c) until the earlier of (i) the expiration of a thirty (30) day period after delivery of written notice from the Company to the Buyer of such untruth or inaccuracy or breach, or
(ii) the Buyer's ceasing to exercise commercially reasonable efforts to cure such untruth or inaccuracy or breach, PROVIDED that the Buyer continues to exercise commercially reasonable efforts to cure such untruth or inaccuracy or breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 7.1(c) if such untruth or inaccuracy or breach by the Buyer is cured during such thirty-day period);

    (d) by the Buyer, prior to the Closing Time, upon a breach of any covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have been untrue or inaccurate when made or shall have become untrue or inaccurate such that the Buyer or a Subsidiary of the Buyer would not have been required to accept for exchange any Company Shares tendered pursuant to the Offer by virtue of clause (e) or (d), respectively, of the condition (vi) of Annex I hereto if the expiration of the Offer had occurred on such date, PROVIDED that, if such untruth or inaccuracy in the Company's representations and warranties or breach by the Company is curable by the Company through exercise of its commercially reasonable efforts, then the Buyer may not terminate this Agreement pursuant to this Section 7.1(d) until the earlier of (i) the expiration of a thirty (30) day period after delivery of written notice from the Buyer to the Company of such untruth or inaccuracy or breach, or (ii) the Company's ceasing to exercise commercially reasonable efforts to cure such untruth or inaccuracy or breach, PROVIDED that the Company continues to exercise commercially reasonable efforts to cure such untruth or inaccuracy or breach (it being understood that the Buyer may not terminate this Agreement pursuant to this Section 7.1(d) if such untruth or inaccuracy or breach by the Company is cured during such thirty-day period); or

    (e) by the Buyer if a Triggering Event shall have occurred.

    The party desiring to terminate this Agreement pursuant to this Section 7.1 (other than pursuant to Section 7.1(a)) shall give notice of such termination to the other party.

    7.2 NOTICE OF TERMINATION; EFFECT OF TERMINATION. Any proper termination of this Agreement under Section 7.1 above will be effective immediately (or if the termination is pursuant to Section 7.1(c) or (d) above and the proviso is applicable, at such time as such provision provides for) upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement under Section 7.1, this Agreement shall be of no further force or effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto, except (i) as set forth in this
Section 7.2, Section 7.3 and Article VIII, each of which shall survive the termination of this Agreement, and (ii) that nothing herein shall relieve any party from liability for any intentional or willful breach of or fraud in connection with this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

    7.3  FEES AND EXPENSES.

    (a) GENERAL. Except as set forth in this Section 7.3, all attorneys', accountants' and consultants' fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses whether or not the Offer is consummated.

    (b)  COMPANY PAYMENTS.

        (i) If this Agreement is terminated by the Buyer prior to the Closing Time pursuant to Section 7.1(d), the Company shall promptly, but in any event no later than one day after the date requested by the Buyer, pay the Buyer a fee equal to all of the Buyer's fees and expenses, including, without limitation, costs of internal, legal, accounting and similar professional services incurred in connection with this Agreement and the transactions contemplated herein, in immediately available funds; PROVIDED, HOWEVER that the maximum amount payable by the Company to the Buyer under this Section 7.3(b)(i) shall be $2,000,000.00 (the "TERMINATION FEE").

        (ii) If this Agreement is terminated by the Buyer prior to the Closing Time pursuant to Section 7.1(e), the Company shall promptly, but in no event later than one day after the date requested by the Buyer, pay the Buyer the Termination Fee plus an additional fee equal to U.S. $27,000,000.00 in immediately available funds.

       (iii) The Company acknowledges that the agreements contained in this
    Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Buyer would not enter into this Agreement. Accordingly, if the Company fails to pay in a timely manner the amounts due pursuant to this Section 7.3(b), and, in order to obtain such payment, the Buyer makes a claim that results in a judgment against the Company, the Company shall pay to the Buyer its reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3(b) at the prime rate set by Bank of America N.T. and S.A. in effect on the date such payment was required to be made. Payment of the fees described in this Section 7.3(b) shall not be in lieu of damages incurred in the event of any intentional or willful breach of or fraud in connection with this Agreement.

    (c)  BUYER PAYMENTS.

        (i) If this Agreement is terminated by the Company prior to the Closing Time pursuant to Section 7.1(c), the Buyer shall promptly, but in any event no later than one day after the date requested by the Company, pay the Company a fee equal to all of the Company's fees and expenses, including, without limitation, costs of internal, legal, accounting and similar professional services incurred in connection with this Agreement and the transactions contemplated herein, in immediately available funds; PROVIDED, HOWEVER, that the maximum amount payable by the Buyer to the Company under this Section 7.3(c)(i) shall be $2,000,000.00.

        (ii) The Buyer acknowledges that the agreements contained in this
    Section 7.3(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company would not enter into this Agreement. Accordingly, if the Buyer fails to pay in a timely manner the amounts due pursuant to this Section 7.3(c), and, in order to obtain such payment, the Company makes a claim that results in a judgment against the Buyer, the Buyer shall pay to the Company its reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3(c) at the prime rate set by Bank of America N.T. and S.A. in effect on the date such payment was required to be made. Payment of the fees described in this Section 7.3(c) shall not be in lieu of damages incurred in the event of any intentional or willful breach of or fraud in connection with this Agreement.

    7.4 AMENDMENT. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the Buyer and the Company.

    7.5 EXTENSION; WAIVER. At any time prior to the Closing Time any party hereto may, to the extent legally allowed and except as otherwise set forth herein (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

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                                  ARTICLE VIII
                               GENERAL PROVISIONS

    8.1 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations, warranties and covenants of the Company and the Buyer contained in this Agreement shall terminate at the Closing Time, and only the covenants that by their terms survive the Closing Time shall survive the Closing Time.

    8.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

    (a) if to the Buyer, to:

           Hewlett-Packard Company
           3000 Hanover Street
           Palo Alto, California 94304
           Attention: General Counsel
           Telecopy No.: (650) 857-4392

           with copies to:

           Wilson Sonsini Goodrich & Rosati
           Professional Corporation
           650 Page Mill Road
           Palo Alto, California 94304-1050
           Attention: Larry W. Sonsini, Esq.
                      Aaron J. Alter, Esq.

           Telecopy No.: (650) 493-6811

           and

           Wilson Sonsini Goodrich & Rosati
           Professional Corporation
           One Market
           Spear Tower, Suite 3300
           San Francisco, California 94105
           Attention: Steve L. Camahort, Esq.
           Telecopy No.: (415) 947-2099

    (b) if to the Company, to:

           Indigo N.V.
           Kiryat Weizmann Science Park
           Nes Ziona 70400
           ISRAEL
           Attention: Legal Department
           Telecopy No.: (011) 972-8-938-1333

           with a copy to:

           Gibson, Dunn & Crutcher LLP
           200 Park Avenue
           New York, New York 10166-0193
           Attention: Dennis J. Friedman, Esq.
                      Barbara L. Becker, Esq.

           Telecopy No.: (212) 351-4035

    8.3 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

    8.4 ENTIRE AGREEMENT; THIRD PARTY BENEFICIARIES. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter and the Buyer Disclosure Letter (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) except with respect to the Indemnified Parties pursuant to Section 6.9, are not intended to confer upon any other person any rights or remedies hereunder.

    8.5 SEVERABILITY. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

    8.6 OTHER REMEDIES; SPECIFIC PERFORMANCE. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

    8.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. EACH OF THE COMPANY AND THE BUYER HEREBY IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION AND VENUE OF ANY COURT WITHIN THE STATE OF NEW YORK IN CONNECTION WITH ANY MATTER BASED UPON OR ARISING OUT OF THIS AGREEMENT OF THE MATTERS CONTEMPLATED HEREIN, AGREES THAT PROCESS MAY BE SERVED UPON THEM IN ANY MANNER AUTHORIZED BY THE LAWS OF THE STATE OF NEW YORK FOR SUCH PERSONS AND WAIVES ANY COVENANTS NOT TO ASSERT OR PLEAD ANY OBJECTION WHICH THEY MIGHT OTHERWISE HAVE TO SUCH JURISDICTION, VENUE AND SUCH PROCESS.

    8.8 RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

    8.9 ASSIGNMENT. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

    8.10 WAIVER OF JURY TRIAL. EACH OF THE BUYER AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF BUYER OR COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

                                   ARTICLE IX
                                  DEFINITIONS

    9.1 DEFINITIONS. As used in this Agreement, the following defined terms shall have the meanings indicated below:

    "401(k) TERMINATION DATE" has the meaning ascribed to it in Section 6.7.

    "2000 ESPP" has the meaning ascribed to it in Section 6.6(c).

    "ACQUIRED RIGHTS DIRECTIVE" has the meaning ascribed to it in Section 6.17.

    "ACQUISITION PROPOSAL" means any offer or proposal (other than an offer or proposal by the Buyer) relating to any Acquisition Transaction.

    "ACQUISITION TRANSACTION" means any transaction or series of related transactions other than the transactions contemplated by this Agreement involving: (A) any acquisition or purchase from the Company by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 10% interest in the total outstanding voting securities of the Company or any of its Subsidiaries or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 10% or more of the total outstanding voting securities of the Company or any of its Subsidiaries or any acquisition, consolidation, business combination or similar transaction involving the Company pursuant to which the shareholders of the Company immediately preceding such transaction hold less than 90% of the equity interests in the surviving or resulting entity of such transaction; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 10% of the assets of the Company; or (C) any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Company.

    "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

    "AGREEMENT" has the meaning ascribed to it in the forepart of this Agreement.

    "APPROVALS" means franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders.

    "AVERAGE BUYER STOCK PRICE" means the average of the closing sales prices of the Buyer Common Stock on the NYSE for the twenty (20) consecutive trading days ending with the third trading day immediately preceding the Closing Time.

    "BLUE SKY LAWS" means U.S. state security laws.

    "BUSINESS DAY" means any day, other than Saturday, Sunday or a U.S. federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight U.S. Eastern time.

    "BUYER" has the meaning ascribed to it in the forepart of this Agreement.

    "BUYER CHARTER DOCUMENTS" has the meaning ascribed to it in Section 4.2.

    "BUYER COMMON STOCK" means shares of common stock of the Buyer, par value $0.01 per share.

    "BUYER DISCLOSURE LETTER" has the meaning ascribed to it in Article IV.

    "BUYER MATERIAL ADVERSE EFFECT" means any change or effect that, individually or when taken together with all other such changes or effects that have occurred prior to the date of determination of the Buyer Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), financial condition or results of operations of the Buyer and its Subsidiaries, taken as a whole; PROVIDED, HOWEVER, that in no event shall any of the following be deemed to constitute a Buyer Material Adverse Effect: (i) any change or effect that results or arises primarily and directly from changes affecting any of the industries in which the Buyer operates generally or the worldwide economy generally; or (ii) any change or effect primarily and directly resulting from the pendency of the Offer or the transactions contemplated by this Agreement; or (iii) any change in the Buyer's stock price or trading volume (which changes or effects in the case of clause (i) above does not disproportionately affect the Buyer); PROVIDED, that to successfully assert the exception in clause (i) or (ii) above, the Buyer must show by a preponderance of the evidence that such exception is applicable.

    "BUYER PREFERRED STOCK" means shares of preferred stock of the Buyer, par value $0.01 per share.

    "BUYER SEC REPORTS" has the meaning ascribed to it in Section 4.7(a).

    "BUYER STOCK OPTIONS" has the meaning ascribed to it in Section 6.6(a).

    "CLOSING" has the meaning ascribed to it in Section 1.1(b).

    "CLOSING TIME" means the date and time at which the Buyer (or a Subsidiary of the Buyer) shall initially accept for payment Company Shares tendered in the Offer.

    "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

    "CODE" means the U.S. Internal Revenue Code of 1986, as amended.

    "COMPANY" has the meaning ascribed to it in the forepart of this Agreement.

    "COMPANY AFFILIATE" means each affiliate of the Company within the meaning of Rule 145 promulgated under the Securities Act.

    "COMPANY AFFILIATE AGREEMENTS" has the meaning ascribed to it in the recitals to this Agreement.

    "COMPANY BOARDS" means the Company Management Board and the Company Supervisory Board, collectively.

    "COMPANY BUSINESS FACILITY" has the meaning ascribed to it in
Section 3.13(a).

    "COMPANY CHARTER DOCUMENTS" has the meaning ascribed to it in Section 3.2.

    "COMPANY CONTRACT" means any such agreements, contracts or commitments to which the Company or any of its Subsidiaries is a party or by which it is bound that are required to be disclosed in the Company Disclosure Letter, including agreements relating to Taxes with Governmental Entities.

    "COMPANY CORE TECHNOLOGY" means Company technology which enables the creation of a printed image employing a liquid composition of charged, pigmented thermoplastic particles which are being transferred from an image-bearing surface to a final substrate.

    "COMPANY DISCLOSURE LETTER" has the meaning ascribed to it in Article III.

    "COMPANY EMPLOYEES" means employees of the Company or any of its Subsidiaries.

    "COMPANY EMPLOYEE PLAN" means any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including, without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Affiliate for the benefit of any Employee, or with respect to which the Company or any Affiliate has or may have any liability or obligation.

    "COMPANY INTELLECTUAL PROPERTY" means any Intellectual Property and Intellectual Property Rights including the Company Registered Intellectual Property Rights that are owned by, or exclusively licensed to, the Company or any of its Subsidiaries.

    "COMPANY INTERIM FINANCIAL DATA" means the unaudited interim financial data
(i) that the Company publishes on a quarterly basis by way of earnings release which consists of a condensed consolidated statements of operations, condensed consolidated balance sheets, and (ii) the related condensed consolidated statements of cash flows.

    "COMPANY MANAGEMENT BOARD" means the Management Board of the Company.

    "COMPANY MATERIAL ADVERSE EFFECT" means any change or effect that, individually or when taken together with all other such changes or effects that have occurred prior to the date of determination of the Company Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; PROVIDED, HOWEVER, that in no event shall any of the following be deemed to constitute a Company Material Adverse Effect: (i) any change or effect that results or arises primarily and directly from changes affecting the digital commercial printing industry generally or the worldwide economy generally; or (ii) any change or effect primarily and directly resulting from the pendency of the Offer or the transactions contemplated by this Agreement; or (iii) any change in the Company's stock price or trading volume (which changes or effects in the case of clause (i) above does not disproportionately affect the Company); provided, that to successfully assert the exception in clause (i) or (ii) above, the Company must show by a preponderance of the evidence that such exception is applicable.

    "COMPANY OPTION PLANS" means the Company's International Consolidated Stock Incentive Plan, as amended, and sub-plans, limited to Israel Stock Option Plan, as amended, Netherlands Stock Option Plan, as amended, United States Incentive Stock Option Plan, as amended, and United States Non-Qualified Stock Option Plan, as amended.

    "COMPANY PERMITS" means all permits, licenses, variances, exemptions, orders, approvals and other authorizations from governmental authorities which are necessary for the ownership of the assets and properties of the Company or any of its Subsidiaries and the carrying on of the business of the Company and its Subsidiaries.

    "COMPANY PRODUCTS" has the meaning ascribed to it in Section 3.16(a).

    "COMPANY PRODUCTS OF CONCERN" has the meaning ascribed to it in
Section 3.21(h).

    "COMPANY REGISTERED INTELLECTUAL PROPERTY RIGHTS" has the meaning ascribed to it in Section 3.16(b).

    "COMPANY SEC REPORTS" has the meaning ascribed to it in Section 3.7(a).

    "COMPANY SHARES" means the common shares of the Company, par value NLG 0.04 per share.

    "COMPANY SHAREHOLDERS" means holders of Company Shares.

    "COMPANY STOCK OPTION" has the meaning ascribed to it in Section 6.6(a).

    "COMPANY SUPERVISORY BOARD" means the Supervisory Board of the Company.

    "COMPANY TENDER AGREEMENTS" has the meaning ascribed to it in the recitals to this Agreement.

    "COMPANY VOTING AGREEMENTS" has the meaning ascribed to it in the recitals to this Agreement.

    "COMPANY WARRANTS" has the meaning ascribed to it in Section 1.4.

    "CONFIDENTIALITY AGREEMENT" means the Confidentiality Agreement between the Company and the Buyer, dated as of August 30, 2001.

    "CONTINGENT OFFER PRICE" has the meaning ascribed to it in the recitals of this Agreement.

    "CONTINGENT PRICE EXCHANGE RATIO" means that number of shares of Buyer Common Stock computed as follows (rounded to the fourth decimal place): (i) if the Average Buyer Stock Price is less than or equal to $23.68 and greater than or equal to $16.69, the Contingent Price Exchange Ratio shall be equal to the quotient obtained by dividing U.S. $6.00 by the Average Buyer Stock Price,
(ii) if the Average Buyer Stock Price is less than $16.69, the Contingent Price Exchange Ratio shall be equal to 0.3595, and (iii) if the Average Buyer Stock Price is greater than $23.68, the Contingent Price Exchange Ratio shall be equal to 0.2534.

    "CONTINGENT PRICE PRORATION FACTOR" means a fraction (expressed as a decimal and rounded to the fourth decimal place) the numerator of which is the Maximum Contingent Price Election Number and the denominator of which is the Requested Contingent Price Amount.

    "CONTRACT" means any written or oral agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature.

    "COPYRIGHTS" has the meaning ascribed to it under "Intellectual Property" of this Article IX.

    "CORPORATE INCOME TAX" means VENNOOTSCHAPSBELASTING as imposed under the Corporate Income Tax Act.

    "CORPORATE INCOME TAX ACT" means WET OP DE VENNOOTSCHAPSBELASTING 1969.

    "CVR" means a contingent value right as defined in the CVR Certificate.

    "CVR AGREEMENT" has the meaning ascribed to it in the recitals to this Agreement.

    "CVR CERTIFICATE" means the certificate representing the CVR in the form of attached as ANNEX A to the CVR Agreement.

    "DCC" has the meaning ascribed to it in Section 2.1.

    "DIVIDEND WITHHOLDING TAX" means DIVIDENDBELASTING as imposed under the Dividend Withholding Tax Act.

    "DIVIDEND WITHHOLDING TAX ACT" means WET OP DE DIVIDENDBELASTING 1965.

    "DOJ" means the Antitrust Division of the United States Department of
Justice.

    "DOL" means the Department of Labor.

    "DPI 2000" has the meaning ascribed to it in Section 3.22.

    "DOMAIN NAMES" has the meaning ascribed to it in Section 3.16.

    "DUTCH LAW" has the meaning ascribed to it in Section 1.2.

    "EGM" has the meaning ascribed to it in Section 1.3(a).

    "EMPLOYEE" means any current or former or retired employee, officer, consultant or director of the Company or any Affiliate anywhere in the world.

    "EMPLOYMENT AGREEMENT" means each employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or other agreement or Contract relating to provisions of services between the Company or any Affiliate and any Employee.

    "ENCUMBRANCES" means any and all liens, charges, security interests, options, claims, mortgages, attachments, pledges, proxies, voting trusts or agreements, obligations, understandings or arrangements or other restrictions on title or transfer, including restrictions imposed by any Governmental Entity.

    "END DATE" has the meaning ascribed to it in Section 7.1(b)(ii).

    "ENVIRONMENTAL CLAIM" means any claim, action, cause of action, investigation or notice (written or oral) by any Person alleging actual or potential liability for investigatory, cleanup or governmental response costs, or natural resources or property damages, or personal injuries, attorney's fees or penalties relating to (1) the presence, or release into the environment, of any Materials of Environmental Concern at any location owned or operated by the Company or any Company Subsidiary, now or in the past, or (2) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

    "ENVIRONMENTAL LAWS" means each applicable federal, state, local and foreign law and regulation and each treaty, directive, ordinance, order, guidance rule or code having the force of law (1) relating to pollution, protection or preservation of human health or the environment including ambient air, surface water, ground water, land surface or subsurface strata, and natural resources, and including those relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacturing, processing, distribution, sale, use, treatment, generation, storage, containment (whether above ground or underground), disposal, transport or handling of or exposure of any Person to Materials of Environmental Concern or any product containing Materials of Environmental Concern, or the preservation of the environment or mitigation of adverse effects thereon; and
(2) with regard to record keeping, notification, disclosure registration and reporting requirements respecting Materials of Environmental Concern.

    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

    "ESPP" has the meaning ascribed to it in Section 1.4.

    "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

    "EXCHANGE AGENT" has the meaning ascribed to it in Section 1.5.

    "EXPIRATION TIME" means the time and date of the expiration of the Offer.

    "FIXED OFFER PRICE" means that number of shares of Buyer Common Stock computed as follows (rounded to the fourth decimal place): (i) if the Average Buyer Stock Price is less than or equal to U.S. $23.68 and greater than or equal to U.S. $16.69, the Fixed Offer Price shall be equal to the quotient obtained by dividing U.S. $7.50 by the Average Buyer Stock Price, (ii) if the Average Buyer Stock Price is less than U.S. $16.69, the Fixed Offer Price shall be equal to 0.4494, and (iii) if the Average Buyer Stock Price is greater than U.S. $23.68, the Fixed Offer Price shall be equal to 0.3167.

    "FIXED OPTION ALTERNATIVE" has the meaning ascribed to it in
Section 6.6(a).

    "FIXED PRICE PRORATION FACTOR" means a fraction (expressed as a decimal and rounded to the fourth decimal place) the numerator of which is the Maximum Fixed Price Election Number and the denominator of which is the Requested Fixed Price Amount.

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    "FMLA" means the Family Medical Leave Act of 1993, as amended.

    "FOREIGN SECURITIES LAWS" means all relevant securities laws, other than U.S. securities laws and Israeli securities laws, and including the securities laws of The Netherlands, Belgium, France, Germany and Italy and any other jurisdiction where Company Employees, Company Shareholders or holders of Company Options or Company Warrants are located.

    "FOREIGN FILINGS" means applicable requirements of antitrust or competition laws and regulations of foreign Governmental Entities.

    "FTC" means the United States Federal Trade Commission.

    "FTO" has the meaning ascribed to it in Section 6.7(c).

    "FUNDED PENSION PLAN" means a Pension Plan under which the assets to satisfy the benefit obligations are legally segregated from the general assets of the employer and are not subject to the creditors of the employer or its Subsidiaries and Affiliates.

    "GAAP" means United States generally accepted accounting principles.

    "GOVERNMENTAL ENTITY" means any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign anywhere in the world, including in those countries where the Company or any of its Subsidiaries has Employees, activities or shareholders.

    "GRANT FUNDED IP" has the meaning ascribed to it in Section 3.22.

    "GRANTS" has the meaning ascribed to it in Section 3.22.

    "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

    "HSR APPROVAL" means the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

    "INCLUDED ASSETS" means all those assets necessary for the operation of the business of the Company or any of its Subsidiaries, in either case, as presently conducted.

    "INCOME TAX ACT" means WET INKOMSTENBELASTING 2001.

    "INCOME TAX ACT 1964" means WET OP DE INKOMSTENBELASTING 1964.

    "INDEMNIFIED PARTIES" has the meaning ascribed to it in Section 6.9(a).

    "IEPS" has the meaning ascribed to it in Section 3.14(dd).

    "INSURANCE POLICIES" means insurance policies or fidelity bonds covering the assets, business, equipment, properties, operations, Employees of the Company and its Subsidiaries.

    "INTELLECTUAL PROPERTY" means any or all of the following: (i) works of authorship including, computer programs, algorithms, routines, source code and executable code, whether embodied in software or otherwise, documentation, designs, files, records and data; (ii) inventions (whether or not patentable), improvements, and technology; (iii) proprietary and confidential information, including technical data and customer and supplier lists, trade secrets, show how, know how and techniques; (iv) databases, data compilations and collections and technical data; (v) processes, devices, prototypes, schematics, bread boards, net lists, mask works, test methodologies and hardware development tools; (vi) logos, trade names, trade dress, trademarks, service marks, World Wide Web addresses, uniform resource locators and domain names, tools, methods and processes; and (vii) all instantiations of the foregoing in any form and embodied in any media.

    "INTELLECTUAL PROPERTY RIGHTS" means any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries including invention disclosures ("Patents"); (ii) all trade secrets and similar rights in know-how and confidential or proprietary information; (iii) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world ("Copyrights"); (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) mask works (including rights in the topography of integrated circuits), mask work registrations and applications therefor, and all other rights corresponding thereto throughout the world ("MASK WORKS"); (vi) all rights in World Wide Web addresses, uniform resource locators and domain names and applications and registrations therefor; (vii) all rights in all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world ("TRADEMARKS"); (viii) all moral and economic rights of authors and inventors however denominated throughout the world; and (ix) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

    "INTERNATIONAL EMPLOYEE PLAN" means each the Company Employee Plan that has been adopted or maintained by the Company or any Affiliate, whether informally or formally, or with respect to which the Company or any Affiliate will or may have any liability, for the benefit of Employees who perform services outside the United States.

    "INVESTMENT CENTER" means the Israeli Investment Center of the Israeli Ministry of Trade & Industry.

    "IRS" means the U.S. Internal Revenue Service.

    "ISA" has the meaning ascribed to it in Section 6.11(d).

    "ISRAELI EMPLOYEES" has the meaning ascribed to it in Section 3.11(m).

    "ISRAELI INCOME TAX RULING" has the meaning ascribed to it in
Section 6.11(c).

    "ISRAELI SECURITIES EXEMPTION" has the meaning ascribed to it in
Section 6.11(d).

    "KNOWLEDGE" means with respect to a party hereto, with respect to any matter in question, knowledge of the officers or their direct reports or directors of such party or its Subsidiaries if: (a) such individual is actually aware of such fact or matter; or (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable investigation concerning the existence of such fact or matter.

    "LEASES" has the meaning ascribed to it in Section 3.13(a).

    "LEGAL REQUIREMENTS" means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

    "LEGAL TRANSFER TAXES ACT" means the WET OP BELASTINGEN VAN RECHTSVERKEER.

    "MAGNET IP" has the meaning ascribed to it in Section 3.22.

    "MASK WORKS" has the meaning ascribed to it under "Intellectual Property" of this Article IX.

    "MATERIALS OF ENVIRONMENTAL CONCERN" means chemicals; pollutants; contaminants; wastes; toxic or hazardous substances, materials and wastes; petroleum and petroleum products; asbestos and asbestos-containing materials; polychlorinated biphenyls; lead and lead-based paints and materials; ozone-depleting substances and radon.

    "MAXIMUM CONTINGENT PRICE ELECTION NUMBER" means fifty percent (50%) of the sum of the Non-Buyer Company Shares and the Option Share Number, in each case as of the Closing Time.

    "MAXIMUM FIXED PRICE ELECTION NUMBER" means the amount by which (x) fifty percent (50%) of the sum of the Non-Buyer Company Shares and the Option Share Number exceeds (y) the Option Share Number, in each case as of the Closing Time.

    "MINIMUM CONDITION" has the meaning ascribed to it in Section 1.1(a).

    "MULTIEMPLOYER PLAN" means any "PENSION PLAN" (as defined below) which is a "multiemployer plan," as defined in Section 3(37) of ERISA.

    "NASD" means the National Association of Securities Dealers, Inc.

    "NASDAQ" means National Association of Securities Dealers Automated Quotations System.

    "NEW BUYER WARRANTS" has the meaning ascribed to it in Section 6.6(b).

    "NON-BUYER COMPANY SHARES" means the Outstanding Company Shares minus
(i) any Company Shares held by the Buyer or its affiliates, and minus (ii) the Company Shares issuable upon exercise of all outstanding Company Warrants (excluding for this purpose the Principal Shareholder Warrants and any Warrants held by the Buyer or any of its Subsidiaries), in each case as of immediately prior to the Closing Time.

    "NON-COMPETITION AGREEMENTS" has the meaning ascribed to it in the recitals to this Agreement.

    "NYSE" means the New York Stock Exchange.

    "OCS" means the Office of the Chief Scientist of the Israeli Ministry of Trade & Industry.

    "OFFER" has the meaning ascribed to it in the recitals of this Agreement.

    "OFFER DOCUMENTS" has the meaning ascribed to it in Section 1.1(d).

    "OFFER PRICE" has the meaning ascribed to it in the recitals of this Agreement.

    "OPTION SHARE NUMBER" means the number of Company Shares issuable upon exercise of Company Stock Options and Company Warrants (excluding for this purpose any Warrants held by the Buyer or any of its Subsidiaries) that have not been exercised prior to the Closing.

    "OUTSTANDING COMPANY SHARES" means the outstanding Company Shares (excluding for this purpose any Company Shares that are held in the treasury of the Company) plus the Company Shares issuable upon exercise of all outstanding Company Warrants (excluding for this purpose the Principal Shareholder Warrants and any Warrants held by the Buyer or any of its Subsidiaries), in each case as of immediately prior to the Closing Time.

    "PARTICIPATION" means an interest in a company or other qualifying entity the profits derived from and capital gains realized on which are exempt from corporate income tax under the participation exemption as meant in Article 13 of the Corporate Income Tax Act.

    "PATENTS" has the meaning ascribed to it in the definition of "Intellectual Property Rights."

    "PENSION PLAN" means each Company Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

    "PERSON" means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

    "PLAN APPROVAL" means approval by, and/or registration for and/or qualification for special tax status with, the appropriate taxation, social security and/or supervisory authorities in the relevant country, state, territory, or the like.

    "POST-CLOSING REORGANIZATION" has the meaning ascribed to it in
Section 2.1.

    "PREFERRED SHARES" has the meaning ascribed to it in Section 3.3(a).

    "PRINCIPAL COMPANY SHAREHOLDERS" means Walthroup Corporation N.V., Visionvest Corporation N.V., Gemini Systems N.V., Toscal N.V., OZF Ltd., and Deering Corporation N.V.

    "PRINCIPAL SHAREHOLDER WARRANTS" means the Company Warrants held by the Principal Company Shareholders.

    "PRINT IT" has the meaning ascribed to it in Section 3.22.

    "PROPERTY" means any real, personal or mixed property, whether tangible or intangible.

    "PROSPECTUS" has the meaning ascribed to it in Section 1.1(d).

    "PTO" means the United States Patent and Trademark Office.

    "RECOMMENDATION" has the meaning ascribed to it in the definition of "Triggering Events."

    "REGISTERED INTELLECTUAL PROPERTY RIGHTS" means all United States, international and foreign: (i) Patents, including applications therefor;
(ii) registered Trademarks, applications to register Trademarks, including intent-to-use applications, or other registrations or applications related to Trademarks; (iii) Copyright registrations and applications to register Copyrights; (iv) registered Mask Works and applications to register Mask Works; and (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any private, state, government or other public legal authority at any time.

    "REGISTRATION STATEMENT" has the meaning ascribed to it in Section 1.1(d).

    "RELATED COMPANY" means any company (i) in which the Company (or a Subsidiary of such Company) has or at any time had, directly or indirectly, an interest of 33 1/3% or more, (ii) which has or at any time had an interest directly or indirectly, of 33 1/3% or more in the Company (or a Subsidiary of such Company), or (iii) in which a party has or at any time had directly or indirectly, an interest of 33 1/3% or more whilst that same party has or had, respectively, directly or indirectly, an interest of 33 1/3% or more in the Company (or a Subsidiary of such Company).

    "RETURNS" has the meaning ascribed to it in Section 3.14(a).

    "REQUESTED CONTINGENT PRICE AMOUNT" has the meaning ascribed to it in
Section 1.1(c).

    "REQUESTED FIXED PRICE AMOUNT" has the meaning ascribed to it in
Section 1.1(c).

    "SEC" means the Securities and Exchange Commission.

    "SCHEDULE 13E-3" the meaning ascribed to it in Section 1.1(c).

    "SCHEDULE 14D-9" has the meaning ascribed to it in Section 1.2(b).

    "SCHEDULE TO" has the meaning ascribed to it in Section 1.1(d).

    "SECURITIES ACT" means the Securities Act of 1933, as amended.

    "SENIOR EMPLOYEE" means a Company Employee earning remuneration in excess of US $60,000 per year.

    "SPECIAL REPRESENTATIONS" has the meaning ascribed to it in Annex I.

    "SUBSIDIARY" means any Person in which an entity, directly or indirectly, through Subsidiaries or otherwise, beneficially owns at least 50% of either the equity interest in, the economic interest in, or the voting control of, such Person, whether or not existing on the date of this Agreement.

    "TAX" or, collectively, "TAXES", means (i) any and all U.S. federal, state, local, Dutch, Israeli and other foreign taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise, property and stamp duty taxes, together with all interest, penalties and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being or ceasing to be a member of an affiliated, consolidated, combined or unitary group for any period (including, without limitation, any liability under Treas. Reg. Section 1.1502-6 or any comparable provision of foreign, state or local law); (iii) any liability for the payment of any social security contributions, and (iv) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity.

    "TERMINATION FEE" has the meaning ascribed to it in Section 7.3(b).

    "TRANSFERRED EMPLOYEES" has the meaning ascribed to it in Section 6.7(a).

    "TRADEMARKS" has the meaning ascribed to it under "Intellectual Property" of this Article IX.

    "TRIGGERING EVENT" shall be deemed to have occurred if, prior to the Closing
Time: (i) either of the Company Boards or any committee thereof shall have approved or recommended to Company Shareholders any Acquisition Proposal,
(ii) either of the Company Boards or any committee thereof shall for any reason have withheld, withdrawn, amended or modified its recommendation in favor of the Offer (the "RECOMMENDATION"); (iii) the Company shall have failed to include the Recommendation in the Offer Documents or the Schedule 14D-9; (iv) the Company shall have breached the provisions of Section 6.2 in any material respect;
(v) any of Walthroup Corporation N.V., Visionvest Corporation N.V., Gemini Systems N.V., Toscal N.V., OZF Ltd., and Deering Corporation N.V., or any such entity's affiliates shall have breached the provisions of any of the Company Voting Agreements or the Company Tender Agreements in any material respect or
(vi) a tender or exchange offer shall have been commenced by a person unaffiliated with the Buyer, and the Company shall not have sent to the Company Shareholder pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) Business Days after such tender or exchange offer is first published sent or given, a statement disclosing that the Company recommends rejection of such tender or exchange offer and reaffirming the Recommendation.

    "TRUSTEE" has the meaning ascribed to it in the recitals to this Agreement.

    "UNFUNDED PENSION PLAN" means a Pension Plan which is not a Funded Pension Plan.

    "U.S." means the United States of America, its territories and possessions, any State of the United States of America, and the District of Columbia.

    "U.S. EMPLOYEE PLAN" means a Company Employee Plan which is not an International Employee Plan.

    "VAT" means value added tax or any similar sales or turnover tax of any relevant jurisdiction.

    "VOTING DEBT" means indebtedness having general voting rights and debt convertible into securities having such rights.

    "WAGE WITHHOLDING TAX ACT" means WET OP DE LOONBELASTING 1964.

    9.2 MISCELLANEOUS. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement. Unless otherwise indicated the words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such entity. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity.

                 [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

                                                       HEWLETT-PACKARD COMPANY

                                                       By:    /s/ JOHN D. BRENNAN
                                                              -------------------------------------

                                                       Name:  John D. Brennan

                                                       Title: VICE PRESIDENT, STRATEGY AND CORPORATE
                                                              DEVELOPMENT

                                                       INDIGO N.V.

                                                       By:    /s/ BENZION LANDA
                                                              -------------------------------------

                                                       Name:  Benzion Landa

                                                       Title: CHAIRMAN AND CEO

                                    ANNEX I

    CONDITIONS OF THE OFFER. Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) the Buyer's rights to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Agreement), the Buyer shall not be required to accept for exchange or, subject to any applicable rules and regulations of the SEC, including
Rule 14e-1(c) under the Exchange Act (relating to the Buyer's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), exchange or deliver shares of Buyer Common Stock in respect of, and may delay the acceptance for exchange or, subject to the restriction referred to above, the exchange or delivery of shares of Buyer Common Stock in respect of, any tendered Company Shares if by the expiration of the Offer (as it may be extended in accordance with the requirements of Section 1.1) (i) any applicable waiting period or approval under the HSR Act or any Foreign Filing shall not have expired or terminated or been obtained, as applicable, (ii) the receipt of approval from the OCS, without obligation to pay materially increased royalties, of the ownership of any Grant Funded IP by the Company, and any Israeli Governmental Approvals required pursuant to Israeli legal requirements for the consummation of the Offer, including approval of the OCS, the Investment Center and the Israeli Commissioner of Restrictive Trade Practices and receipt by Buyer of the Israeli Securities Exemption, shall not have been obtained, (iii) the Minimum Condition shall not have been satisfied, (iv) the Registration Statement shall not have become effective under the Securities Act or shall be the subject of any stop order or proceedings seeking a stop order, (v) the shares of Buyer Common Stock to be issued in the Offer shall not have been approved for listing on the NYSE, subject to official notice of issuance, and shall not be exempt from such requirement under then applicable laws, regulations and rules of the NYSE, or (vi) it shall fail to be the case that seventy-five percent (75%) of the individuals identified in Section 6.20 of the Company Disclosure Letter continue to be Company Employees at the Closing Time, or (vii) at any time on or after the date of the Agreement and before the time of acceptance for exchange for any such Company Shares, any of the following events shall have occurred and be continuing:

        (a) there shall be pending any suit, action or proceeding by any Governmental Entity against the Buyer, the Company, any Subsidiary of the Company or any Subsidiary of the Buyer (i) seeking to prohibit or impose any material limitations on the Buyer's ownership or operation (or that of any of its Subsidiaries or Affiliates) of all or a material portion of their or the Company's businesses or assets, or to compel the Buyer or its Subsidiaries and Affiliates to dispose of or hold separate any material portion of the business or assets of the Company or the Buyer and their respective Subsidiaries, in each case taken as a whole, (ii) challenging the acquisition by the Buyer of any Company Shares under the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the performance of any of the other transactions contemplated by this Agreement, the Company Tender Agreements, or the Company Voting Agreements (including the voting provisions thereunder), or seeking to obtain from the Company or the Buyer any damages that are material in relation to the Company and its Subsidiaries taken as a whole, (iii) seeking to impose material limitations on the ability of the Buyer, or render the Buyer unable, to accept for payment, pay for or purchase some or all of the Company Shares pursuant to the Offer, (iv) seeking to impose material limitations on the ability of the Buyer effectively to exercise full rights of ownership of the Company Shares, including, without limitation, the right, to vote the Company Shares purchased by it on all matters properly presented to the Company's Shareholders, (v) compel the Buyer or its affiliates to dispose of or hold separate any portion of the business or assets or Shares of the Company or the Buyer and their respective Subsidiaries, (vi) oblige the Company, the Buyer or any of their respective Subsidiaries to pay material damages in connection with the transactions contemplated by the Agreement, or
    (vii) which otherwise is reasonably likely to have a Company Material Adverse Effect or, as a result of the transactions contemplated by this Agreement, a Buyer Material Adverse Effect;

        (b) there shall be any law, statute, rule, regulation, ordinance, judgment, order, decree or injunction enacted, entered, enforced, promulgated, or deemed applicable, pursuant to an authoritative interpretation by or on behalf of a Government Entity, to the Offer, or any other action shall be taken by any Governmental Entity, other than the application to the Offer of applicable waiting periods or approvals under the HSR Act or any Foreign Filing and any Israeli Governmental Approvals required pursuant to Israeli legal requirements for the consummation of the Offer, including approval of the OCS, the Investment Center and the Israeli Commissioner of Restrictive Trade Practices and receipt by Buyer of the Israeli Securities Exemption, that, is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses
    (i) through (vii) of paragraph (a) above;

        (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the NYSE, for a period in excess of 24 hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) a commencement of a war, armed hostilities or other international or national calamity directly involving the United States,
    (iv) a commencement of a war or escalation of armed hostilities or a general mobilization or other international or national calamity directly involving Israel that is or is reasonably likely to be materially adverse to the Company's ability to conduct business in Israel, (v) any limitation (whether or not mandatory) by any United States governmental authority on the extension of credit generally by banks or other financial institutions, or
    (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

        (d) the representations and warranties of the Company contained in this
    Agreement:

           (i) shall not have been true and correct in all respects (if qualified by Company Material Adverse Effect, materiality or other qualifications based on the word "material" or similar phrases) or in all material respects (if not so qualified) as of the date of this Agreement; provided that, for purposes of determining the accuracy of the Company's representations and warranties for purposes of this clause (i) any update of or modification to the Company Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded; or

           (ii) with respect to the representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.4, 3.7, 3.15, 3.18 and 3.20 (the "SPECIAL
       REPRESENTATIONS"), shall not be true and correct in all respects (if qualified by Company Material Adverse Effect, materiality or other qualifications based on the word "material" or similar phrases) or in all material respects (if not so qualified) on and as of the Expiration Time with the same force and effect as if made on or as of such time, except for those Special Representations which address matters only as of a particular date which Special Representations shall have been true and correct in all respects (if qualified by Company Material Adverse Effect, materiality or other qualifications based on the word "material" or similar phrases) or in all material respects (if not so qualified) as of such particular date; provided that, for purposes of determining the accuracy of the Special Representations for purposes of this clause (ii) any update of or modification to the Company Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded; or

          (iii) with respect to the representations and warranties that are not Special Representations, shall not be true and correct in all respects on and as of the Expiration Time with the same force and effect as if made on or as of such time, except (A) in the aggregate, as does not, and could not reasonably be expected to, constitute a Company Material Adverse

       Effect and (B) for those representations and warranties which address matters only as of a particular date which representations shall have been true and correct (subject to the Company Material Adverse Effect qualification set forth in the preceding clause (A)) as of such particular date; provided, that for purposes of determining the accuracy of the Company's representations and warranties other than the Special Representations for purposes of this clause (iii), (x) all Company Material Adverse Effect and materiality qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded, and (y) any update of or modification to the Company Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded.

        (e) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under this Agreement;

        (f) the Company shall not have received the consents, waivers and approvals required to be obtained in connection with the consummation of the transactions contemplated by the Agreement;

        (g) the EGM shall not have passed on the appointments of members of the Company Boards and the amendment of the Company's Articles of Association in accordance with Section 1.3(a); or

        (h) the Agreement shall have been terminated in accordance with its terms.

    The foregoing conditions are for the sole benefit of the Buyer and may be waived by the Buyer, in whole or in part at any time and from time to time in the sole discretion of the Buyer prior to the Expiration of the Offer. The failure by the Buyer at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.